UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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PILGRIM’S PRIDE CORPORATION
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Pilgrim’s Pride Corporation

1770 Promontory Circle

Greeley, Colorado 80634

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 29, 2011

The annual meeting of stockholders of Pilgrim’s Pride Corporation will be held at the Grand Hyatt New York, at 109 East 42nd Street, New York, New York, on Friday, April 29, 2011, at 11:00 a.m., local time, to consider and vote on the following matters:

1.	To elect six JBS Directors for the ensuing year;

2.	To elect two Equity Directors and the Founder Director for the ensuing year;

3.	To conduct a stockholder advisory vote on executive compensation;

4.	To conduct a stockholder advisory vote on the frequency of advisory voting to approve executive compensation;

5.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2011; and

6.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

No other matters are expected to be voted on at the annual meeting.

The Board of Directors has fixed the close of business on March 21, 2011, as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting. If you owned shares of our common stock at the close of business on that date, you are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please vote at your earliest convenience. Most stockholders have three options for submitting their votes prior to the meeting:

(1)	via the internet;

(2)	by phone; or

(3)	by mail.

Please refer to the specific instructions set forth on the enclosed proxy card.

Admission to the annual meeting will be limited to our stockholders, proxy holders and invited guests. If you are a stockholder of record, please bring photo identification to the annual meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement.

WILLIAM W. LOVETTE
Greeley, Colorado	President and
March 25, 2011	Chief Executive Officer

YOUR VOTE IS IMPORTANT!

PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY OR VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 29, 2011: The Proxy Statement and the 2010 Annual Report on Form 10-K are available at www.envisionreports.com/PPC. Enter the 12-digit control number located on the proxy card and click “View 2011 Stockholder Material.”

Pilgrim’s Pride Corporation

1770 Promontory Circle

Greeley, Colorado 80634

PROXY STATEMENT

GENERAL INFORMATION

Why did I receive this proxy statement?

The Board of Directors (the “Board of Directors” or the “Board”) of Pilgrim’s Pride Corporation is soliciting stockholder proxies for use at our annual meeting of stockholders to be held at the Grand Hyatt New York, at 109 East 42nd Street, New York, New York, on Friday, April 29, 2011, at 11:00 a.m., local time, and any adjournments thereof (the “Annual Meeting” or the “meeting”). This proxy statement, the accompanying proxy card and the annual report to stockholders of Pilgrim’s Pride Corporation are being mailed on or about March 30, 2011. Throughout this proxy statement, we will refer to Pilgrim’s Pride Corporation as “Pilgrim’s Pride,” “Pilgrim’s,” “PPC,” “we,” “us” or the “Company.”

What is the record date for the Annual Meeting and why is it important?

The Board of Directors has fixed March 21, 2011 as the record date for determining stockholders who are entitled to vote at the Annual Meeting (the “record date”). At the close of business on the record date, Pilgrim’s Pride had 214,481,914 shares of common stock, par value $0.01 per share, issued and outstanding.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders of Pilgrim’s Pride hold their shares through a broker, bank or other nominee, rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record: If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote in person at the meeting.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker on how to vote your shares, and you are also invited to attend the meeting. Since you are not the stockholder of record, however, you may not vote your shares in person at the meeting unless you obtain a signed proxy from the holder of record giving you the right to vote the shares.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the proxies appointed by the Board and identified on the proxy card the authority to vote your shares in the manner you indicate on your proxy card.

What if I receive more than one proxy card?

You will receive multiple proxy cards if you hold shares of our common stock in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held in “street name” (i.e., by a broker, bank or other nominee), you will receive your proxy card or voting information from your nominee, and you must return your voting instructions to that nominee. You should complete, sign and return each proxy card you receive or submit your voting instructions for each proxy card.

What are the voting rights of the common stock?

Each holder of record of our common stock on the record date is entitled to cast one vote per share on each matter presented at the meeting.

What are the three categories of Directors?

In connection with the Company’s emergence from Chapter 11 bankruptcy proceedings on December 28, 2009, the Company adopted an Amended and Restated Certificate of Incorporation (our “certificate of incorporation”) and entered into a stockholders agreement (the “JBS stockholders agreement”) with our largest stockholder, JBS USA Holdings, Inc. (“JBS USA”). Our certificate of incorporation establishes three categories of directors: JBS Directors, Equity Directors and the Founder Director.

JBS Directors are the initial six Directors designated as JBS Directors in the JBS stockholders agreement or their successors. Successor JBS Directors will be nominated by the JBS Nominating Committee. The current JBS Directors are Wesley Mendonça Batista, Joesley Mendonça Batista, Don Jackson, William W. Lovette, Marcus Vinicius Pratini de Moraes and Wallim Cruz De Vasconcellos Junior.

Equity Directors are the initial two Directors designated as Equity Directors in the JBS stockholders agreement or their successors nominated or appointed by the Equity Nominating Committee or any stockholders other than JBS USA and its affiliates (“Minority Investors”). The current Equity Directors are Michael L. Cooper and Charles Macaluso.

The Founder Director is Lonnie “Bo” Pilgrim or, if Lonnie “Bo” Pilgrim is unable to continue serving on the Board, Lonnie Ken Pilgrim. Currently, the Founder Director is Lonnie “Bo” Pilgrim.

What are the differences between the categories of Directors?

All of our Directors serve coequal one-year terms. However, only JBS Directors can serve as members of the JBS Nominating Committee, and only Equity Directors can serve on the Equity Nominating Committee.

The JBS stockholders agreement requires JBS USA and its affiliates to vote all of Pilgrim’s Pride common stock that they hold in the same manner as the shares held by all Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of the election of Equity Directors.

In addition, the JBS stockholders agreement requires JBS USA and its affiliates to vote their shares for the election of the Founder Director until neither of Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim is able to continue serving on the Board. Because JBS USA owned or controlled over 50% of the voting power of our outstanding common stock on the record date, the Founder Director is assured of election to the Board.

With respect to all other matters submitted to a vote of holders of common stock, including the election or removal of any JBS Directors, JBS USA and its affiliates may vote shares of common stock held by them in their sole and absolute discretion.

What is the “Say on Pay” Vote?

With Proposal 3, the Board is providing stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our named executive officers.

What is the Frequency on Pay Vote?

Proposal 4 gives our stockholders the opportunity to advise our Board how often we should conduct an advisory Say on Pay vote on the compensation of our named executive officers. Accordingly, we are requesting your advisory vote to determine whether a vote on the type of resolution described above will occur every one, two or three years.

How do I vote my shares?

If you are a “stockholder of record,” you have several choices. You can vote your proxy:

•	by completing, dating, signing and mailing the enclosed proxy card;

•	over the telephone; or

•	via the internet.

Please refer to the specific instructions set forth on the enclosed proxy card.

If you hold your shares in “street name,” your broker, bank or nominee will provide you with materials and instructions for voting your shares.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1:	FOR the election of all six nominees for JBS Director.

Proposal 2:	FOR the election of both nominees for Equity Directors and the nominee for Founder Director.

Proposal 3:	FOR the approval of the advisory vote on executive compensation.

Proposal 4:	FOR conducting an annual Say on Pay vote.

Proposal 5:	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2011.

What are my choices when voting?

With respect to:

Proposal 1:

You may either (i) vote “FOR” the election of all JBS Director nominees as a group; (ii) withhold your vote on all JBS Director nominees as a group; or (iii) vote “FOR” the election of all JBS Director nominees as a group except for certain nominees identified by you in the appropriate area on the proxy card or voting instructions.

Proposal 2:

You may either (i) vote “FOR” the election of both Equity Director nominees and the Founder Director nominee as a group; (ii) withhold your vote on both Equity Director nominees and the Founder Director nominee as a group; or (iii) vote “FOR” the election of both Equity Director nominees and the Founder Director nominee as a group except for certain nominees identified by you in the appropriate area on the proxy card or voting instructions.

Proposal 3:

In each case, you may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

Proposal 4:

You may either vote for conducting a Say on Pay vote every one, two or three years, or you may elect to abstain from voting your shares. Abstentions will not be counted for the proposal on the frequency of advisory vote on executive compensation and, therefore, will have no effect on the outcome of the proposal, as discussed below.

Proposal 5:

In each case, you may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

How will my shares be voted if I do not specify my voting instructions?

If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:

Proposal 1:	FOR the election of all six nominees for JBS Director.

Proposal 2:	FOR the election of both nominees for Equity Director and the nominee for Founder Director.

Proposal 3:	FOR the approval of this advisory vote on executive compensation.

Proposal 4:	FOR conducting an annual Say on Pay vote.

Proposal 5:	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2011.

What is a quorum?

A “quorum” is necessary to hold the meeting. A quorum consists of a majority of the voting power of our common stock issued and outstanding and entitled to vote at the meeting, including the voting power that is present in person or by proxy. If a quorum is not represented in person or by proxy at the meeting or any adjourned meeting, the chairman of the meeting may postpone the meeting from time to time until a quorum will be represented. At any adjourned meeting at which a quorum is represented, any business may be transacted that might have been transacted at the meeting as originally called. JBS USA owned or controlled over 50% of the voting power of our outstanding common stock on the record date. Therefore, JBS USA will be able to assure a quorum is present.

What vote is required to approve the proposals for the election of the JBS Directors, the Equity Directors and the Founder Director?

Directors will be elected by a plurality of the votes cast at the meeting. This means that the director who receives the most votes will be elected.

Because JBS USA owned or controlled over 50% of the voting power of our outstanding common stock on the record date, they will be able to elect all of the nominees for JBS Directors and, with certain exceptions, determine the outcome of all other matters presented to a vote of the stockholders. The JBS stockholders agreement, however, requires JBS USA and its affiliates to vote all of our common stock owned by them in the same manner as the shares held by the Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of Proposal 2 to the extent it relates to the election of Messrs. Cooper and Macaluso as Equity Directors.

In addition, the JBS stockholders agreement requires JBS USA and its affiliates to vote their shares for the election of the Founder Director until neither of Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim is able to continue serving on the Board. Because JBS USA owned or controlled a majority of our outstanding common stock on the record date, Lonnie “Bo” Pilgrim, as the nominee for the Founder Director in Proposal 2, is assured of election to the Board at the meeting.

How Many Votes Are Required for Advisory Approval of Executive Compensation?

With regard to Proposal 3, the stockholder advisory vote on executive compensation, the results of this vote are not binding on the Board, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes present at the Annual Meeting. With respect to Proposal 3, JBS USA and its affiliates may vote shares of Pilgrim’s Pride common stock held by them in their sole and absolute discretion.

How Many Votes Are Required to Approve the Frequency of the Advisory Vote on Executive Compensation?

The advisory vote on the frequency of conducting the advisory vote to approve executive compensation is a non-binding vote, meaning that the Company will not be obligated to conduct the advisory vote to approve executive compensation with the frequency chosen by our stockholders at the Annual Meeting. Notwithstanding the advisory nature of the vote, the vote on the frequency of advisory vote on executive compensation in Proposal 4 will be determined based on a plurality of the votes cast. This means that the option that receives the most votes will be recommended by the stockholders to the Board of Directors. With respect to Proposal 4, JBS USA and its affiliates may vote shares of Pilgrim’s Pride common stock held by them in their sole and absolute discretion.

What vote is required to approve the proposals for the election of the ratification of the appointment of Ernst & Young LLP and any other item of business to be voted upon at the meeting?

The affirmative vote of a majority of the voting power of our common stock present in person or represented by proxy and entitled to vote at the meeting is required for the ratification of the appointment of our independent registered public accounting firm and approval of any other item of business to be voted upon at the meeting.

With respect to approval of any other item of business to be voted upon at the meeting, including the election or removal of any JBS Directors, JBS USA and its affiliates may vote shares of Pilgrim’s Pride common stock held by them in their sole and absolute discretion.

How are abstentions and broker non-votes treated?

Abstentions from voting on any matter will be counted in the tally of votes. Abstentions will have no effect on the election of Directors or on the advisory vote on the frequency of advisory vote on executive compensation. However, an abstention will have the same effect as a vote against any other proposals.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. A broker non-vote will be deemed “present” at the Annual Meeting and will be counted for purposes of determining whether a quorum exists. Under the rules that govern brokers who are voting with respect to shares held by them in street name, if the broker has not been furnished with voting instructions by its client at least ten days before the meeting, those brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the appointment of auditors, submitted to the stockholders in Proposal 5. Non-routine matters include the election of Directors, the advisory vote on executive compensation and the frequency of such voting, submitted to stockholders in Proposal 1, Proposal 2, Proposal 3 and Proposal 4. As a result, with regard to Proposal 1, Proposal 2, Proposal 3 and Proposal 4, brokers have no discretion to vote shares where no voting instructions are received, and no vote will be cast if you do not vote on those proposals. Consequently, broker non-votes will have no effect on the elections of Directors, the advisory vote on executive compensation and the frequency of such voting. We urge you to vote on ALL voting items.

Can I change my vote after I have mailed in my proxy card?

Yes. You may revoke your proxy by doing one of the following:

•	by sending to the Secretary of the Company a written notice of revocation that is received prior to the meeting;

•	by submitting a new proxy card bearing a later date to the Secretary of the Company so that it is received prior to the meeting; or

•	by attending the meeting and voting your shares in person.

Who will pay the cost of this proxy solicitation?

We will pay the cost of preparing, printing and mailing this proxy statement and of soliciting proxies. We will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of our common stock and will reimburse these parties for their reasonable and customary charges or expenses.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy materials, certain of our Directors, officers or employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

Stockholder Proposals for 2012 Annual Meeting

We currently expect that our 2012 Annual Meeting of Stockholders will be held on April 27, 2012. Our bylaws state that a stockholder must have given our Secretary written notice, at our principal executive offices, of the stockholder’s intent to present a proposal at the 2012 Annual Meeting by December 29, 2011, but not before August 1, 2011. Additionally, in order for stockholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be considered for inclusion in the proxy materials for the 2012 Annual Meeting, they must be received by our Secretary at our principal executive offices no later than the close of business on December 1, 2011.

PROPOSAL 1. ELECTION OF JBS DIRECTORS

Subject to limited exceptions, our certificate of incorporation specifies that the Board of Directors will consist of nine members. Our Board currently has nine members. Proxies cannot be voted for a greater number of persons than the nine nominees named.

Pursuant to our certificate of incorporation and the JBS stockholders agreement, our Board of Directors includes six JBS Directors, including the Chairman of the Board, who are designated by JBS USA. Under our employment agreement with William W. Lovette, our President and Chief Executive Officer, we are required to use reasonable efforts to cause William W. Lovette to be appointed to the Board. Consequently, Mr. Lovette was appointed to the Board on February 21, 2011 as a JBS Director and is included in the nominees as a JBS Director.

At the meeting, nine Directors, including six JBS Directors, are to be elected, each to hold office for one year or until his or her successor is duly elected and qualified. Unless otherwise specified on the proxy card or voting instructions, the shares represented by the proxy will be voted for the election of the six nominees named below. If any JBS Director nominee becomes unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the JBS Nominating Committee. Our Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Nominees for JBS Directors

Wesley Mendonça Batista, 40, has served as a Director and Chairman of the Board of Pilgrim’s Pride Corporation since December 2009. Mr. Batista became President and Chief Executive Officer of JBS S.A. in February 2011. Mr. Batista previously served as President and Chief Executive Officer of JBS USA from July 2007 until January 2011. Mr. Batista also serves as Chairman of the Board of JBS USA and is the Vice President of JBS S.A.’s Board of Directors. Mr. Batista has served in various capacities at JBS S.A. since 1987. Mr. Batista is the brother of Joesley Mendonça Batista, Chairman of the Board of JBS S.A., and José Batista Júnior, a Director of JBS S.A., and is the son of José Batista Sobrinho, the founder of JBS S.A. and a member of its Board of Directors.

Mr. Batista brings to the Board of Pilgrim’s Pride significant senior leadership and industry experience. Mr. Batista has long been one of the most respected executives in Brazil’s protein industry, and his reputation is now firmly established worldwide. Mr. Batista grew up in the protein industry, and it is his strategic insight and entrepreneurial spirit that has facilitated the growth of JBS through numerous acquisitions, expanding its reach across the globe. As Chairman of the Board, Mr. Batista has direct responsibility for Pilgrim’s Pride’s strategy and operations.

Joesley Mendonça Batista, 39, is currently the President of the Board of Directors of JBS S.A. and served as the Chief Executive Officer of JBS S.A. from March 2006 until January 2011. Mr. Batista has served as a Director of the Company since December 2009. Mr. Batista has served in various capacities at JBS S.A. since 1988. Mr. Batista is the brother of Wesley Mendonça Batista, a Director of the Company, and José Batista Júnior, a Director of JBS S.A., and the son of José Batista Sobrinho, the founder of JBS S.A. and a member of its Board of Directors.

Mr. Batista has worked in the protein industry for 20 years, most recently rising to the post of President and Chief Executive Officer of JBS S.A. During his tenure as President and CEO, JBS S.A. has expanded dramatically in the United States, acquiring Swift & Company in 2007, Smithfield Beef Group and Five Rivers Ranch Cattle Feeding in 2008, and a 64% interest in the Company last year. Mr. Batista brings to the Board significant leadership, sales and marketing, industry, technical, and global experience.

William W. Lovette, 51, joined Pilgrim’s Pride as President and Chief Executive Officer on January 3, 2011. He brings more than 28 years of industry leadership experience to Pilgrim’s. He previously served as President and Chief Operating Officer of Case Foods, Inc. from October 2008 to December 2010. Before joining Case Foods, Inc., Mr. Lovette spent 25 years with Tyson Foods in various roles in senior management, including

President of its International Business Unit, President of its Foodservice Business Unit and Senior Group Vice President of Poultry and Prepared Foods. Mr. Lovette earned a B.S. degree from Texas A&M University. In addition, he is a graduate of Harvard Business School’s Advanced Management Program.

Mr. Lovette brings invaluable industry-specific experience to the Board, having worked in the poultry industry his entire life. Mr. Lovette grew up in a family poultry business, which became the Holly Farms Corporation. Through his formative years, he worked in virtually all aspects of the business including farm labor and management on his family’s broiler farm, catching chickens, working in all areas of a processing plant during summers, working as a customer service rep and as a trading floor clerk on the Chicago Board of Trade. Mr. Lovette’s experience learned over a lifetime in the industry enables him to offer a valuable insight on the business, financial and regulatory issues currently being faced by the poultry industry.

Don Jackson, 60, has served as a Director of the Company since January 2009 and is currently serving as Chief Executive Officer of JBS USA. He previously served as President and Chief Executive Officer of the Company from January 2009 to January 2011. Previously, Dr. Jackson served as President of Foster Farms’ poultry division, based in Livingston, California, since 2000. Prior to that, he served as Executive Vice President for foodservice of the former ConAgra Poultry Company in Duluth, Georgia. Before that he worked for 22 years for Seaboard Farms of Athens, Georgia, including four years as President and CEO of their poultry division. Dr. Jackson served as our President and Chief Executive Officer during the pendency of our Chapter 11 bankruptcy proceedings.

In addition to his 32 years of leadership and experience in various executive positions at five different companies as detailed above, Dr. Jackson brings invaluable industry-specific expertise to the Board. After earning his PhD in Animal Science from Colorado State University in Fort Collins, Colorado, Dr. Jackson advanced through the Seaboard Farms organization and led Live Production there before serving as Seaboard’s President and CEO. Accordingly, Dr. Jackson brings unparalleled industry insight which has proven integral to the Company’s success during and subsequent to its emergence from Chapter 11 bankruptcy.

Marcus Vinicius Pratini de Moraes, 71, has served as a Director since December 2009. He is currently President of the Business Strategy Committee of JBS Friboi, Vice Chairman of the Board of COSAN Ltd., a member of the Board of COSCEX – Superior Council of Foreign Trade at FIESP (Foreign Trade Board of the Federation of Industries of the State of Sao Paulo), and Director of DEAGRO Division – Agrobusiness Department for Products of Animal Origin at FIESP (Foreign Trade Board of the Federation of Industries of the State of Sao Paulo). Dr. Pratini de Moraes was Chairman of the Advisory Board of Solvay and Cie., Brazil and a former member of the Advisory Council of BM&F (Brazilian Mercantile & Futures Exchange). Dr. Pratini de Moraes was a member of the Supervisory Board of ABN AMRO Bank from 2003 to 2007 and was Chairman of the Brazilian Chapter of CEAL (Business Council of Latin America). He also had a long career in Brazil’s public sector.

Dr. Pratini de Moraes brings to the Board of Directors continuing experience in dealing with foreign governments and substantial expertise in matters affecting international commerce. Dr. Pratini de Moraes has served in various roles in Brazilian government including, but not limited to, the Deputy Minister of Planning, the Minister of Industry and Trade, a Congressman, the Minister of Mines and Energy and the Minister of Agriculture, Livestock and Food Supply. Additionally, as a director for other multinational companies, Dr. Pratini de Moraes also provides cross-board experience.

Wallim Cruz De Vasconcellos Junior, 53, has been a Director since December 2009. He has served as a Partner of Iposeira Partners Ltd, a provider of advisory services for mergers and acquisitions and restructuring transactions since 2003. Mr. Vasconcellos served as a Consultant to IFC/World Bank from 2003 to 2008. He is currently a Member of the Board of Santos Brasil S.A. and served as a Member of the Board of Cremer S.A. from 2006 to 2008.

Regarded as one of Brazil’s preeminent business strategists, Mr. Vasconcellos brings to the Board real-time experience in the areas of mergers and acquisitions, capital markets, finance, and restructurings, and offers unique insights into global market strategies. In addition, Mr. Vasconcellos’ experience working on behalf of public financial institutions enables him to provide perspective and oversight with regard to the Company’s financial strategies.

The Board of Directors recommends that you vote FOR the election of all of the individuals who have been nominated to serve as JBS Directors. Proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 2. ELECTION OF EQUITY DIRECTORS AND THE FOUNDER DIRECTOR

Pursuant to our certificate of incorporation and the JBS stockholders agreement, our Board of Directors includes two members designated by the statutory Equity Committee, our Equity Directors, and one member who is the Founder Director. Our two Equity Director nominees are Michael L. Cooper and Charles Macaluso. Our Founder Director is Lonnie “Bo” Pilgrim.

The JBS stockholders agreement requires JBS USA and its affiliates to vote all of the Pilgrim’s Pride common stock that they hold in the same manner as the shares held by the Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of this Proposal 2 to the extent it relates to the election of Messrs. Cooper and Macaluso.

In addition, the Company and Lonnie “Bo” Pilgrim entered into a consulting agreement dated September 16, 2009 (the “Consulting Agreement”), which became effective upon our emergence from Chapter 11 proceedings on December 28, 2009. Pursuant to the terms of the Consulting Agreement, among other things, the Company agreed that Mr. Pilgrim would be nominated for subsequent terms on the Board during the term of the Consulting Agreement. The JBS stockholders agreement also requires JBS USA and its affiliates to vote their shares for the election of the Founder Director at the meeting. Because JBS USA owned or controlled a majority of our outstanding common stock on the record date, the Founder Director is assured of election to the Board at the meeting.

At the meeting, nine Directors, including two Equity Directors and the Founder Director, are to be elected, each to hold office for one year or until his or her successor is duly elected and qualified. Unless otherwise specified on the proxy card or voting instructions, the shares represented by the proxy will be voted for the election of the three nominees named below. If either nominee for Equity Director becomes unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the Equity Nominating Committee. If Lonnie “Bo” Pilgrim becomes unavailable for election, it is intended that such shares will be voted for the election of Lonnie Ken Pilgrim in accordance with the provisions of our certificate of incorporation and the JBS stockholders agreement. Our Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Nominees for Equity Director and Founder Director

Lonnie “Bo” Pilgrim, 82, has served as a Director since July 1968. He served as the Senior Chairman of the Board from July 2007 to December 2009. He served as Chairman of the Board from our organization in July 1968 until July 2007. He also served as Chief Executive Officer from July 1968 to June 1998. Prior to our incorporation, Mr. Pilgrim was a partner in our predecessor partnership business founded in 1946.

Mr. Pilgrim is a director and former chairman of the National Chicken Council. As a past leader in the Midwest Feed Manufacturer’s Association, the Texas Water Resources Board and the Texas Governor’s Task Force for Agriculture, he has been an ardent spokesman for the agriculture industry. Mr. Pilgrim is also a former member of the Dallas Baptist University Board of Trustees and is Chairman and majority owner of Pilgrim Bank in northeast Texas. As an original partner in the Company’s predecessor partnership founded in 1946, Mr. Pilgrim brings vast experience and a unique perspective to our Board. His experience with the Company is unparalleled, and his involvement with numerous other companies provides cross-board and industry-wide expertise.

Michael L. Cooper, 61, has served as a Director since December 2009. He is the Executive Vice President, Managing Partner, Chief Financial Officer and a Director of Kincannon & Reed, an executive search firm for the food and agribusiness sectors, where he has been employed since July 2004. He also currently serves on the National Chicken Council’s Allied Leader Board. From September 2002 to July 2004, Mr. Cooper served as the Chief Executive Officer of Meyer Natural Angus. From January 1996 to July 2002, Mr. Cooper was employed by Perdue Farms, Inc., where he served in various roles, including as President, Retail Products, from February 2000 to July 2002, and as Senior Vice President and Chief Financial Officer from January 1996 through February 2000. From August 1992 to January 1996, he served as Vice President, Chief Financial Officer, Secretary and Treasurer of Rocco Enterprises. Mr. Cooper also served in various senior financial roles with Dial Corporation over a 14 year career with that company.

Mr. Cooper brings to the Board significant senior leadership, management, operational, financial, and brand management experience. His extensive poultry industry experience enables him to offer a valuable insight on the business, financial and regulatory issues currently being faced by the poultry industry.

Charles Macaluso, 67, has served as a Director since December 2009. He has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts since 1998. From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership, focusing on operational assessment, strategic planning and crisis management. Mr. Macaluso currently serves as a director of the following public companies: Global Crossing Ltd., where he is also a member of the audit committee; Lazy Days RV SuperCenters, Inc., where he is also a member of the audit committee; and Darling International, as Lead Director. He also serves as a Chairman of the Board of three private companies.

Mr. Macaluso brings fundamental expertise to our Board in the areas of operational assessment, strategic planning, crisis management, and turnaround advisory services, which expertise supports the Board’s efforts in overseeing and advising on strategy and financial matters. In addition, Mr. Macaluso brings to the Board substantial cross-board expertise due to his tenure on a number of public and private company boards and committees.

The Board of Directors recommends that you vote FOR the election of all of the individuals who have been nominated to serve as Equity Directors and as the Founder Director. Proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 3. APPROVAL OF THIS ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board is providing stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. This proposal, commonly known as a “Say on Pay” proposal, is being submitted to stockholders as required by Section 14A of the Exchange Act and gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our named executive officers.

The Say on Pay vote is advisory and thus not binding on the Compensation Committee or Board. The advisory vote will not affect any compensation already paid or awarded to any named executive officer and will not overrule any decisions by the Board. The Board values the opinions of the Company’s stockholders as expressed through their votes and other communications. Although the vote is non-binding, the Compensation Committee and the Board will review and carefully consider the outcome of the advisory vote on executive compensation and those opinions when making future decisions regarding executive compensation programs.

We design our executive compensation programs to implement our core objectives of attracting key leaders, motivating our executives to remain with the Company for long and productive careers, rewarding sustained financial and operating performance and leadership excellence and aligning the long-term interests of our executives with those of our stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement. In the CD&A, we have provided stockholders with a description of our compensation programs, including the principles and policies underpinning the programs, the individual elements of the compensation programs and how our compensation plans are administered. The Board believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals. In furtherance of these goals, among other things, our compensation programs have been designed so that a significant portion of our executives’ total compensation is tied not only to how well they perform individually, but also, where applicable, should be “at risk” based on how well the Company performs relative to applicable financial objectives. For 2010, the Compensation Committee also believes that our named executive officers’ compensation is consistent with periods of economic stress and lower earnings, and equity incentives are aligned with our actions to stabilize the Company and to position it for a continued recovery. Accordingly, the Board recommends that you vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

Approval of this proposal will require the majority of affirmative votes cast in person or represented by proxy. Abstentions will count as votes cast on this proposal, but will not count as votes “for” this proposal and will thus have the same effect as a vote “against” this proposal. Additionally, broker non-votes will not be considered to have voted on this proposal and will therefore have no effect on the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” this proposal unless you instruct otherwise on the proxy or you withhold authority to vote.

The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes present at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the approval of this advisory vote on executive compensation. Proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 4. ADVISORY VOTE ON FREQUENCY OF CONDUCTING THE ADVISORY

VOTE ON EXECUTIVE COMPENSATION

Periodically, the Company will include in the proxy materials for a meeting of stockholders where compensation disclosure is required, a resolution subject to an advisory vote to approve the compensation of named executive officers. This proposal gives our stockholders the opportunity to advise our Board how often we should conduct an advisory Say on Pay vote on the compensation of our named executive officers and is being submitted to stockholders as required by Section 14A of the Exchange Act. Accordingly, we are requesting your advisory vote to determine whether a vote on the type of resolution described above will occur every one, two or three years.

The frequency of the Say on Pay vote is advisory and thus not binding on the Compensation Committee or Board. The Board values the opinions of the Company’s stockholders as expressed through their votes and other communications. Although the vote is non-binding, the Compensation Committee and the Board will review and carefully consider the outcome of this advisory vote and those opinions when considering how frequently we should conduct an advisory Say on Pay vote on the compensation of our named executive officers.

After careful consideration of the various arguments supporting each frequency level, the Board believes that submitting the advisory vote on executive compensation to stockholders on an annual basis is appropriate for the Company and its stockholders at this time. An annual vote allows our stockholders to provide us with regular and comprehensive input on important issues such as our executive compensation programs and practices as disclosed in the Company’s proxy statement each year.

Accordingly, the Board recommends that you vote in favor of holding an advisory vote of the stockholders of the Company to approve the compensation of named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, every year at an annual meeting of stockholders beginning with the 2011 Annual Meeting of Stockholders.

The enclosed proxy card gives you four choices for voting on this item. You can choose whether the Say on Pay vote should be conducted every one year, every two years, or every three years. You may also abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation.

The advisory vote on the frequency of conducting the Say on Pay vote is a non-binding vote, meaning that the Company will not be obligated to conduct the Say on Pay vote with the frequency chosen by our stockholders at the Annual Meeting. Abstentions and broker non-votes will have no effect on the proposal. Notwithstanding the advisory nature of the vote, the frequency option that receives the highest number of votes cast at the Annual Meeting will be considered passed.

The Board of Directors recommends that you vote for conducting an ANNUAL Say on Pay vote. Proxies will be so voted unless stockholders specify otherwise.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors has the responsibility for establishing broad corporate policies and for our overall performance, but it is not involved in our day-to-day operating decisions. Members of the Board are informed of our business through discussions with the Chief Executive Officer and other officers, and through their review of analyses and reports sent to them each month, as well as through participation in Board and committee meetings.

Board of Directors Independence

Our Board of Directors has affirmatively determined that each of Michael L. Cooper, Charles Macaluso, Marcus Vinicius Pratini de Moraes and Wallim Cruz De Vasconcellos Junior, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is independent within the meaning of our Corporate Governance Policy’s categorical independence standards and the NYSE listing standards.

Committees of the Board of Directors

To assist in carrying out its duties, the Board of Directors has delegated certain authority to the Audit, Compensation, JBS Nominating and Equity Nominating Committees. Each committee of the Board meets to examine various facets of our operations and take appropriate action or make recommendations to the Board of Directors.

Audit Committee. The Audit Committee members include Michael L. Cooper, Charles Macaluso and Wallim Cruz De Vasconcellos Junior. Our Audit Committee’s responsibilities include selecting our independent registered public accounting firm, reviewing the plan and results of the audit performed by our independent registered public accounting firm and the adequacy of our systems of internal accounting controls, and monitoring compliance with our conflicts of interest and business ethics policies. The Audit Committee is composed entirely of Directors who the Board of Directors has determined to be independent within the meaning of the NYSE listing standards. The Board has determined that each of the members of the Audit Committee is financially literate for purposes of the applicable listing standards of the NYSE (“financially literate”) and Michael L. Cooper is an “audit committee financial expert” within the meaning of the regulations of the SEC. The Audit Committee has an Audit Committee Charter, which is available on our website at www.pilgrims.com, under the “Investors – Corporate Governance” caption.

Compensation Committee. The Compensation Committee members include Wesley Mendonça Batista, Michael Cooper and Wallim Cruz de Vasconcellos Junior. Our Compensation Committee reviews our remuneration policies and practices and establishes the salaries of our officers. The Compensation Committee does not have a Charter.

Special Nominating Committees. Under our certificate of incorporation, the Board also has two Special Nominating Committees, which include the JBS Nominating Committee and the Equity Nominating Committee. The JBS Nominating Committee is required to consist solely of JBS Directors and presently includes Wesley Mendonça Batista, Joesley Mendonça Batista, Don Jackson, William W. Lovette, Marcus Vinicius Pratini de Moraes and Wallim Cruz De Vasconcellos Junior. The Equity Nominating Committee is required to consist solely of all of the Equity Directors and presently includes Michael L. Cooper and Charles Macaluso.

The JBS Nominating Committee has the exclusive authority to nominate the JBS Directors, fill JBS Director vacancies and select the members of the JBS Nominating Committee. The Equity Nominating Committee has the exclusive authority to nominate the Equity Directors, fill Equity Director vacancies, select the members of the Equity Nominating Committee, and to call a special meeting of stockholders under certain circumstances. The Equity Nominating Committee, acting by majority vote, also has the exclusive right to control the exercise of our rights and remedies under the JBS stockholders agreement. Any member or alternate member of the Equity Nominating Committee may be removed only by the approval of a majority of the members of the Equity Nominating Committee.

For so long as JBS USA and its affiliates beneficially own 35% or more of our outstanding common stock, no person may be nominated as an Equity Director by the Equity Nominating Committee if JBS USA reasonably determines that such person (i) is unethical or lacks integrity or (ii) is a competitor or is affiliated with a competitor of the Company. Two Equity Directors (or one if there is only one Equity Director on the Board) must satisfy the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be financially literate, and, for so long as there are two or more Equity Directors on the Board, at least one Equity Director must qualify as an “audit committee financial expert” as that term is used in Item 407 of Regulation S-K under the Exchange Act (or any successor rule).

If JBS USA and its affiliates own at least 50% of our outstanding common stock, at least one JBS Director is required:

•	to be an independent director,

•	to satisfy the independence requirements of Rule 10A-3 under the Exchange Act, and

•	to be financially literate.

Each of the Board’s Special Nominating Committees has a Charter, current copies of which are available on our website at www.pilgrims.com, under the “Investors – Corporate Governance” caption.

Our Special Nominating Committees do not have a policy with regard to the consideration of any Director candidates recommended by our stockholders. The Board of Directors does not view the establishment of a formal policy in this regard as necessary, given the extent of the ownership of the Company’s common stock by JBS USA and its affiliates and the existing JBS stockholders agreement. Further, our Special Nominating Committees do not have a formal policy with regard to the consideration of diversity in identifying Director nominees. However, the Special Nominating Committees strive to achieve a balance of knowledge, experience and perspective such that the Board reflects a diversity of backgrounds and experiences. In addition, the Special Nominating Committees will consider stockholder recommendations for candidates for the Board, which should be sent to Pilgrim’s Pride Corporation, Corporate Secretary, 1770 Promontory Circle, Greeley, Colorado 80634.

Meetings

During the fiscal year ended December 26, 2010, the Board of Directors held seven meetings, the Audit Committee held 14 meetings, the Compensation Committee held four meetings and there were four executive sessions including only non-management Directors. During 2010, each member of the Board of Directors, with the exception of José Batista Júnior, attended at least 75% of the aggregate number of meetings of the Board and Board Committees on which the Director served. All Directors attended our 2010 Annual Meeting either in person or telephonically, with exception of José Batista Júnior, who was traveling. While we do not have a formal policy regarding Director attendance at annual meetings of stockholders, we encourage each Director to attend each annual meeting of stockholders.

Board Leadership Structure and Risk Oversight

The position of our Chairman of the Board and the office of the President and Chief Executive Officer are held by different persons. Our Chairman of the Board is Wesley Mendonça Batista, and our President and Chief Executive Officer is William W. Lovette.

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the

Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. We believe the division of duties is especially appropriate as legal and regulatory requirements applicable to the Board and its committees continue to expand, and it facilitates the appropriate levels of communication between the Board of Directors and executive management for Board oversight of the Company and its management.

Because Wesley Mendonça Batista, Joesley Mendonça Batista, William W. Lovette, Don Jackson and Lonnie “Bo” Pilgrim are not independent Directors, the Board will either designate an independent Director to preside at the meetings of the non-management and independent Directors or they will prescribe a procedure by which a presiding Director is selected for these meetings. In the absence of another procedure being adopted by the Board, the person appointed will be the independent Director with the longest tenure on the Board in attendance at the meeting. The Board generally holds meetings of non-management directors four times per year and meetings of independent directors four times per year.

The Company’s management is responsible for the ongoing assessment and management of the risks the Company faces, including risks relating to capital structure, strategy, liquidity and credit, financial reporting and public disclosure, operations and governance. Working with JBS USA, we have integrated sophisticated risk management techniques into our operations through the adoption of an Enterprise Risk Management (“ERM”) approach. In implementing ERM, we have taken steps to avoid, reduce and insure the different risks inherent in our business from a holistic viewpoint. We focus not only on operational risk, but financial and strategic risk as well. These areas of focus include input costs (commodity pricing, live and processed product cost and spoilage), revenue risk (sales price and mix), financial risk (adequate controls, timely and effective reporting systems and other management and governance systems) as well as competitive risks and market trends. We aim to identify, categorize and respond to these risks in a systematic manner to manage as much of their impact on our business as possible. The Board oversees management’s policies and procedures in addressing these and other risks. Additionally, each of the Board’s four committees (the Audit Committee, the Compensation Committee and the two Special Nominating Committees) monitor and report to the Board those risks that fall within the scope of such committees’ respective areas of oversight responsibility. For example, the full Board directly oversees strategic risks. The Special Nominating Committees directly oversee risk management relating to Director nominations and independence. The Compensation Committee directly oversees risk management relating to employee compensation, including any risks of compensation programs encouraging excessive risk-taking. Finally, the Audit Committee directly oversees risk management relating to financial reporting, public disclosure and legal and regulatory compliance. The Audit Committee is also responsible for assessing the steps management has taken to monitor and control these risks and exposures and discussing guidelines and policies with respect to the Company’s risk assessment and risk management.

Communications with the Board of Directors

Stockholders and other interested parties may communicate directly with our Board of Directors, any of its committees, all independent Directors, all non-management Directors, or any one Director serving on the Board by sending written correspondence to the desired person or entity attention of our Corporate Counsel at Pilgrim’s Pride Corporation, 1770 Promontory Circle, Greeley, Colorado 80634. Communications are distributed to the Board, or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication.

Code of Business Conduct and Ethics and Corporate Governance Policies

Our Board of Directors has adopted a Code of Business Conduct and Ethics and Corporate Governance Policies of the Board of Directors. The full texts of the Code of Business Conduct and Ethics and Corporate Governance Policies are posted on our website at www.pilgrims.com, under the “Investors – Corporate Governance” caption and are also available in print to any stockholder who requests them. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Business Conduct and Ethics on our website within four business days following the date of such amendment or waiver.

Controlled Company Exemption

We are a “controlled company” under the NYSE listing standards because JBS USA owns or controls over 50% of the voting power for the election of directors as of the record date. Accordingly, we take advantage of the exemptions in Sections 303A.01, 303A.04 and 303A.05 of the NYSE listing standards.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Pilgrim’s Pride Corporation (the “Company”) has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s Proxy Statement for the fiscal year ended December 26, 2010 (the “Proxy Statement”). Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement to be filed with the Securities and Exchange Commission.

Compensation Committee

Wesley Mendonça Batista

Michael L. Cooper

Wallim Cruz de Vasconcellos Junior

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

COMPENSATION DISCUSSION AND ANALYSIS

The following discusses the material elements of the compensation for our current and former Principal Executive Officer and our current Principal Financial Officer listed in the “Summary Compensation Table” on page 27 (collectively, the “named executive officers”) during our fiscal year ended December 26, 2010. To assist in understanding compensation for 2010, we have included a discussion of our compensation policies and decisions for periods before and after 2010, where relevant.

We emerged from our Chapter 11 bankruptcy proceedings on December 28, 2009. On that date, Wesley Mendonça Batista, Michael Cooper and Wallim Cruz de Vasconcellos Junior were appointed to the Compensation Committee who replaced the prior compensation committee of the Company serving prior to our emergence. All actions, determinations and decisions made by the Compensation Committee during 2010 were made by the new Compensation Committee. During 2010, the Compensation Committee and the Board had the overall responsibility for approving executive compensation and overseeing the administration of our incentive plans and employee benefit plans.

Executive Compensation Principles, Policies and Objectives

The Compensation Committee is responsible for establishing the principles that underlie our executive compensation program and that guide the design and administration of specific plans, agreements and arrangements for our executives. Our compensation principles are intended to implement our core objectives of attracting key leaders, motivating our executives to remain with the Company for long and productive careers, rewarding sustained financial and operating performance and leadership excellence and aligning the long-term interests of our executives with those of our stockholders. Our executive compensation principles and policies, which are established and refined from time to time by the Compensation Committee, are described below:

•

a significant portion of our executives’ total compensation should be tied not only to how well they perform individually, but also, where applicable, should be “at risk” based on how well the Company performs relative to applicable financial objectives;

•	compensation should be subject to performance-based awards as an executive officer’s range of responsibility and ability to influence the Company’s results increase;

•	compensation should be competitive in relation to the marketplace; and

•	outstanding achievement should be recognized.

In addition, we believe that our compensation programs for executive officers should be appropriately tailored to encourage employees to grow our business, but not encourage them to do so in a way that poses unnecessary or excessive material risk to us. For 2010, the Compensation Committee believes that our named executive officers’ compensation is consistent with periods of economic stress and lower earnings, and equity incentives are aligned with our actions to stabilize the Company and to position it for a continued recovery. The Compensation Committee did not retain a compensation consultant in 2010, nor did it use benchmarking of peer groups in setting our named executive officers’ compensation for 2010.

Role of the Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee was responsible for establishing and overseeing the overall compensation structure, policies and programs of the Company and assessing whether our compensation structure resulted in appropriate compensation levels and incentives for executive management of the Company. The Compensation Committee’s objective is to ensure that the total compensation paid to each executive officer was fair, reasonable, competitive and motivational. The Compensation Committee conducts a review of all compensation for our executive officers, including our named executive officers, and works with our Chief Executive Officer to evaluate and approve compensation of our executive officers other than the Chief Executive Officer. Our other named executive officer, the Principal Financial Officer, reports directly to our Chief Executive Officer who supervises the day to day performance of the Principal Financial Officer. Accordingly, the Chief Executive Officer evaluates the Principal Financial Officer’s individual performance against the Company-based performance factors, and makes recommendations to the Compensation Committee regarding his compensation. The Compensation Committee strongly considers the compensation recommendations and the performance evaluations by our Chief Executive Officer in making its decisions and any recommendations to the Board of Directors with respect to non-CEO compensation.

Components of Compensation

During 2010, the principal elements of compensation for our executive officers were as follows:

•	base salaries;

•	bonuses, including annual cash incentive compensation and discretionary bonuses;

•	other compensation consisting primarily of Company contributions to the Company’s 401(k) salary deferral plan and health and welfare benefits; and

•	certain perquisites and other personal benefits.

Additionally, we provide our executive officers certain severance benefits if the executive is terminated other than for cause, as described below. The Compensation Committee and the Board believe that these severance benefits are necessary and advisable to keep executive officers focused on the best interests of the Company at times that may otherwise cause a lack of focus due to personal economic exposure. Further, the Compensation Committee and the Board believes that these severance benefits are necessary and advisable for retentive purposes to provide a measure of support to our named executive officers who may receive offers of employment from competitors that would provide severance benefits. See “2010 Potential Payments Upon Termination or Change in Control” table for a description of the severance payable to our named executive officers.

We have entered into agreements relating to the employment of our named executive officers, including Don Jackson, our former Chief Executive Officer and President, William W. Lovette, our current Chief Executive Officer and President, and Gary Tucker, our Principal Financial Officer, as discussed below under “Jackson Employment Agreement,” “Lovette Employment Agreement” and “Tucker Letter Agreement.” As discussed further below, the Compensation Committee and the Board believe it is prudent to use these arrangements as a means to attract and/or retain these executives. We have granted equity awards to our current and former Chief Executive Officer at a level in which the Board and the Compensation Committee believes will provide the executive long-term incentives and align their interests with those of our stockholders. We also maintain a performance-based, omnibus long-term incentive plan (the “LTIP”), which provides for the grant of a broad range of long-term equity-based and cash-based awards. No awards were made under the LTIP during 2010 and we do not have a formal stock ownership requirement for our executive officers.

Base Salary

We provide our named executive officers and other employees with a base salary to provide a fixed amount of compensation for services during the fiscal year. The base salaries of Don Jackson and Gary Tucker are governed by agreements, which are discussed below under “Jackson Employment Agreement” and “Tucker Letter Agreement,” respectively. Base salary increases are subjectively determined by the Compensation Committee for each of the executive officers on an individual basis, taking into consideration a subjective assessment of individual contributions to Company performance, length of tenure, compensation levels for comparable positions, internal equities among positions and, with respect to executives other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. During 2010, Dr. Jackson’s base compensation was governed by an employment agreement, which was entered into on January 27, 2009 and is discussed below under “Jackson Employment Agreement.” The Compensation Committee did not increase the base salary of Dr. Jackson in 2010. The Compensation Committee completed its annual compensation review with respect to the executive officers of the Company and determined to increase the base compensation level for Gary Tucker, our Principal Financial Officer, to $300,000 annually effective June 1, 2010 as described below under “Tucker Letter Agreement.” The Compensation Committee decided that it was appropriate to increase the base compensation of Mr. Tucker in connection with his December 2009 promotion to the position of the Principal Financial Officer and the corresponding increase in responsibilities and his agreement to terminate his change in control agreement with the Company.

Annual Cash Incentive Compensation

Cash incentive awards are determined by the Compensation Committee and granted under the terms of the Short Term Management Incentive Plan (the “STIP”). Additionally, we may also provide short-term incentives to executives by awarding annual cash bonuses determined by the Compensation Committee on a discretionary basis. The bonuses reward achievement of short-term goals and allow us to recognize individual and team achievements. The STIP is an annual incentive program providing for the grant of bonus awards payable upon achievement of specified performance goals. In September 2009, our Board approved the STIP, subject to confirmation of the Plan of Reorganization by the Bankruptcy Court and the approval of our stockholders. The Bankruptcy Court and the stockholders approved the STIP in connection with the confirmation of the Plan of Reorganization in December 2009. The STIP permits the grant of 162(m) awards and bonus awards that are not intended to so qualify. Full-time salaried, exempt employees of the Company and its affiliates who are selected by the administering committee are eligible to participate in the STIP.

As part of developing the Company’s compensation strategy for the fiscal year ended December 26, 2010, the Compensation Committee established new annual performance goals and target payout amounts under the STIP for Dr. Jackson, our former President and Chief Executive Officer, and Mr. Tucker, our Principal Financial Officer. The committee determined to establish the 2010 fiscal year performance measure under STIP solely based on income (loss) from continuing operations plus interest, taxes, depreciation and amortization (“EBITDA”). The Compensation Committee elected to use EBITDA as our sole performance measure under the STIP because EBITDA is a common analytical indicator within our industry and it provides a simple and understandable measure of our liquidity. For Dr. Jackson and Mr. Tucker, the committee approved the target EBITDA amount of $500 million and a threshold EBITDA amount of $425 million (85% of the EBITDA target) relating to 2010 performance.

For Dr. Jackson, the Compensation Committee established a sliding scale to determine the amount of annual cash bonus. For 2010 performance, Dr. Jackson was eligible to receive a bonus payout of (i) 50% of his base salary if the Company achieved 85% of target EBITDA, (ii) between 50% and 100% of his base salary if the Company achieved over 85% and less than 100% of target EBITDA, (iii) 100% of his base salary if the Company achieved 100% of target EBITDA and (iv) 100% of his base salary plus a percentage of EBITDA in excess of $500 million if the Company achieved over 100% of target EBITDA. The maximum bonus that Dr. Jackson was eligible to receive under the STIP for 2010 performance was $9.0 million. Under the terms of Mr. Tucker’s letter agreement, he was eligible to receive a bonus payout of 50% of his base salary if the Company achieved 85% of target EBITDA.

Under the terms of the STIP, our Compensation Committee is responsible for determining whether the Company meets its performance targets for a performance period. For 2010, the Compensation Committee determined the threshold EBITDA amount for payment of bonuses set forth in the STIP was not met. Nevertheless, in January 2011, the Compensation Committee proposed, and the Board agreed, that it was in the best interests of the Company for the Board to authorize discretionary bonus payments under the STIP to all eligible employees other than executive officers equal to 73.3% of each eligible employee’s target bonus. In February 2011, upon the recommendation of the Compensation Committee, the Board approved discretionary bonuses for executive officers calculated in the same manner, 73.3% of each executive officer’s target bonus. In support of the discretionary bonus payments, the Board cited several non-economic factors, including the diligent work of our employees in guiding the Company out of bankruptcy and their continued focus on extracting maximum synergies from our combination with JBS USA (including the relocation of our corporate functions from Pittsburg, Texas to Greeley, Colorado). The total discretionary bonuses paid to Dr. Jackson and Mr. Tucker pursuant to Board action were $1,100,000 and $110,000, respectively.

Other Compensation

Our executive officers receive no special employee benefits. During 2010, our executive officers were able to participate on the same basis as other employees in the Company’s 401(k) salary deferral plan. Contributions to the Company’s 401(k) salary deferral plan are made up of a 30% matching contribution on the first 6% of pay and an additional matching contribution on up to 6% of an executive’s compensation, subject to an overall contribution limit for all employees’ 401(k) and other profit sharing plans of 5% of domestic income before taxes. All full-time employees in the U.S. are eligible to participate in the 401(k) salary deferral plan. We do not have any other pension plan for our executive officers.

The Company has also historically maintained an Employee Stock Investment Plan pursuant to which we contributed an amount equal to 33 1/3% of an officer’s payroll deduction for purchases of our common stock under the plan. In November 2008, matching contributions that employees had previously elected to be invested in our common stock were permanently suspended. In December 2009, we terminated the Employee Stock Investment Plan. Contributions to named executive officers made in 2010 under our 401(k) salary deferral plan and under the Employee Stock Investment Plan are reported in the Summary Compensation Table.

During 2010, we maintained and continue to maintain the Pilgrim’s Pride Corporation 2005 Deferred Compensation Plan (the “Deferred Compensation Plan”) to help provide for the long-term financial security of our US employees who meet the Internal Revenue Service definition of a “highly compensated employee,” which include all of our named executive officers and certain other key personnel. Under the Deferred Compensation Plan, participants may elect to defer up to 80% of their base salary and/or up to 100% of their annual cash bonus payments as part of their personal retirement or financial planning. Executive officers who elect to defer compensation in the Deferred Compensation Plan must do so annually prior to the beginning of each calendar year and may direct the investment of the amount deferred and retained by us. The Deferred Compensation Plan is administered by the administrative committee appointed by our Board, and deferred compensation may be invested in authorized funds which are similar to the investment options available under our 401(k) salary deferral plan. None of our named executive officers participated in the Deferred Compensation Plan during 2010.

We also provide a variety of health and welfare programs to all eligible employees to offer employees and their families, protection against catastrophic loss and to encourage healthy lifestyles. The health and welfare programs we offer include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability. Our executive officers and management generally are eligible for the same benefit programs on the same basis as our other domestic employees.

Perquisites and Other Personal Benefits

During 2010, we provided our named executive officers with perquisites and other personal benefits that we believed to be reasonable and consistent with our overall compensation program to better enable us to attract and retain competent executives for key positions. The Compensation Committee periodically reviewed the levels of perquisites and other personal benefits that we provided to our named executive officers. During 2010, our executive officers were eligible to receive company-paid or company-subsidized life insurance and disability coverage on the same basis as our other domestic payroll employees. In 2010, we also reimbursed Dr. Jackson’s moving expenses incurred in relocating his principal residence to the Greeley, Colorado area and provided a tax gross-up for the benefit. Information regarding these perquisites is reported below in the Summary Compensation Table. In establishing the compensation of the executive officers, the Compensation Committee considered all perquisites and other personal benefits.

Long Term Incentive Plan

In September 2009, our Board approved, subject to confirmation of the Plan of Reorganization by the Bankruptcy Court and stockholder approval, the LTIP. The Bankruptcy Court and the stockholders approved the LTIP in connection with the confirmation of the Plan of Reorganization in December 2009. The LTIP is administered by the Board. The LTIP provides for the grant of a broad range of long-term equity-based and cash-based awards to the Company’s officers and other employees, members of the Board and any consultants. The equity-based awards that may be granted under the LTIP include “incentive stock options,” within the meaning of the Internal Revenue Code of 1986, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock based awards. Currently, the maximum number of shares reserved for issuance under the LTIP is 6,688,068 shares and the maximum number of shares with respect to which awards of any and all types may be granted during a calendar year to any participant is limited, in the aggregate, to 5,000,000 shares. The maximum amount that may be paid in cash during any fiscal year with respect to any award (including any performance bonus award) is $10,000,000. Except as may otherwise be provided in any applicable award agreement or other written agreement entered into between the Company and a participant in the LTIP, if a “change in control” occurs and the participant’s awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the change in control the awards will become fully exercisable and all forfeiture restrictions on the awards will lapse. As of March 25, 2011, no awards have been made under the LTIP.

Jackson Employment Agreement

In December 2008, in an effort to bring a fresh perspective to the Company and to maximize the opportunities available to the Company through its restructuring, Dr. Jackson was appointed as our Chief Executive Officer and President. Dr. Jackson replaced the former Chief Executive Officer and the Chief Operating Officer of the Company. As an inducement to join the Company, as well as to create an incentive for Dr. Jackson to forego other career opportunities, the then Compensation Committee determined it was necessary to offer an employment agreement to Dr. Jackson, setting forth specific elements of compensation, termination, and other arrangements (the “Jackson Employment Agreement”).

Hewitt Consulting provided the then Compensation Committee a survey conducted in May 2008 of chief executive officer compensation of industry peers that included ConAgra Foods, Inc., Dean Foods Co., Seaboard Corporation, Smithfield Foods, Inc., Hormel Foods, Inc. and Tyson Foods, Inc. The Company negotiated the terms of the Jackson Employment Agreement with the Unsecured Creditors’ Committee. On January 27, 2009, the Bankruptcy Court approved, and we entered into the Jackson Employment Agreement with Dr. Jackson. For 2010, Dr. Jackson’s compensation was, in large part, dictated by the Jackson Employment Agreement.

Base Salary and Incentive Compensation

Under the Jackson Employment Agreement, Dr. Jackson received an annual base salary of not less than $1,500,000. Dr. Jackson is also eligible to participate in all incentive plans, practices, policies and programs applicable generally to other executive personnel of the Company, including, but not limited to, the STIP and the LTIP.

Perquisites and Other Personal Benefits

Under the Jackson Employment Agreement, Dr. Jackson is entitled to participate in the Company’s savings and retirement plans, practices and programs generally applicable to other executive personnel of the Company. Dr. Jackson is also eligible to participate in all group benefits plans and programs the Company had established for its executive employees.

Dr. Jackson’s Separation from Pilgrim’s Pride

On December 16, 2010, Dr. Jackson informed the Board of his decision to resign as Chief Executive Officer and President effective as of January 2, 2011. Dr. Jackson resigned to assume the position of Chief Executive

Officer and President of JBS USA. Dr. Jackson will continue as a member of the Board as a JBS Director. Under the Jackson Employment Agreement, Dr. Jackson was not entitled to any severance payment in connection with his resignation and was obligated to repay a portion of the $3,000,000 signing bonus he received in connection with his initial employment with the Company. On February 11, 2011, Dr. Jackson paid the Company $1,083,333 of his signing bonus according to the terms of his agreement. In addition, in connection with Dr. Jackson’s separation from the Company we terminated a change in control agreement with him.

Lovette Employment Agreement

In December 2010, the Board approved the appointment of Mr. Lovette, as our Chief Executive Officer and President, effective January 3, 2011. On January 14, 2011 (the “Effective Date”), we entered into an employment agreement with Mr. Lovette (the “Lovette Employment Agreement”). Mr. Lovette brings more than 28 years of industry leadership experience to the Company. In light of Mr. Lovette’s significant industry-specific experience, the Compensation Committee decided that it was necessary to offer an employment agreement to Mr. Lovette in order to incentivize him to join the Company. The Lovette Employment Agreement will expire on January 14, 2014, unless otherwise terminated pursuant to its terms.

Base Salary and Incentive Compensation

Under the Lovette Employment Agreement, Mr. Lovette is to receive an annual base salary of not less than $1,000,000. Mr. Lovette also received a bonus of $250,000, which is subject to repayment on a pro-rata basis over a one-year period if his employment with the Company ends for any reason prior to December 31, 2011 or he has not established a residence in the vicinity of the Company’s headquarters in Colorado by such date. In addition, for each full year during the term of employment, Mr. Lovette will be eligible to earn an annual cash bonus under the STIP. Mr. Lovette’s individual performance targets and bonus for 2011 are as follows:

2011 EBITDA	Bonus Amount
$400 million	$500,000

$500 million	$1,000,000

Above $500 million	$1,000,000 plus .5% (i.e., .005) of the excess above $500 million EBITDA

If applicable, any bonus for 2011 will be prorated for amounts between $400 and $500 million EBITDA. Mr. Lovette’s bonus for 2011 will not be less than $500,000 and not more than $10,000,000. For purposes of Mr. Lovette’s bonus, “EBITDA” for each applicable period shall be determined by the Board in accordance the Company’s audited financial statements and U.S. generally accepted accounting principles as applied on a consistent basis to the Company.

Perquisites and Other Personal Benefits

Under the Lovette Employment Agreement, Mr. Lovette is entitled to participate in the Company’s savings and retirement plans, practices and programs generally applicable to other executive personnel of the Company. Mr. Lovette is also eligible to participate in all group benefits plans and programs the Company has established or may establish for its executive employees, including the Company’s executive relocation policy and repayment agreement, which provides moving and other relocation related expenses, including assistance selling a home and temporary housing. Any amounts under the executive relocation policy and repayment agreement must be repaid if employment is terminated within one year from the hire date.

Additionally, the Company has arranged to purchase Mr. Lovette’s current residence in Arkansas on reasonable and customary commercial terms and at a purchase price not to exceed approximately $2.13 million.

Restricted Stock Grant

As an inducement to Mr. Lovette’s employment with the Company and Mr. Lovette’s execution of the Lovette Employment Agreement, the Company awarded Mr. Lovette 200,000 restricted shares of Pilgrim’s Pride common stock. One-half of his restricted shares will vest on the second anniversary of the Effective Date and the remaining restricted shares will vest on the third anniversary of the Effective Date, in each case, subject to Mr. Lovette’s continued employment with the Company through the applicable vesting date.

Severance Payments

Mr. Lovette’s employment agreement can be terminated at any time by the Company. If the Company terminates him other than for “cause” during the term of his agreement, the Company will continue to pay him his base salary for two years following such termination, subject to certain requirements, including the delivery of a customary release. Under the Lovette Employment Agreement, no other severance or termination payments or benefits will be payable to Mr. Lovette as a result of his termination or resignation of employment, including under the Severance Plan, as described below.

For the purposes of the Lovette Employment Agreement “cause” means, as determined by the Board: (i) Mr. Lovette’s conviction in a court of law of, or entry of a guilty plea or plea of no contest to, a felony charge (regardless of whether subject to appeal); (ii) Mr. Lovette’s willful and continued failure to perform substantially his duties for the Company (other than any such failure resulting from Mr. Lovette’s incapacity due to physical or mental illness); (iii) any willful act that constitutes on Mr. Lovette’s part fraud, dishonesty in any material respect, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty; (iv) Mr. Lovette’s willful disregard or continued breach in any material respect of published Company policies and procedures or codes of ethics or business conduct; or (v) any other material breach by Mr. Lovette of any provision of the Lovette Employment Agreement.

Tucker Letter Agreement

As discussed above, Gary Tucker was appointed as the Company’s Principal Financial Officer upon the Company’s emergence from the Chapter 11 bankruptcy proceedings on December 28, 2009. Mr. Tucker also serves as the Company’s Senior Vice President, Corporate Controller. On June 1, 2010, Mr. Tucker entered into a letter agreement with us (the “Letter Agreement”) pursuant to which Mr. Tucker received a specific compensation package in exchange for his commitment to terminate the change in control agreement with the Company dated October 10, 2008, and to retain his services with the Company. Under the agreement, Mr. Tucker’s annual base salary was increased from $250,215 to $300,000, effective June 1, 2010. The Letter Agreement provides that Mr. Tucker will be eligible to receive a target bonus equal to 50% of his annual base salary, contingent upon Mr. Tucker’s continued employment through the 2010 calendar year, as well as the Company making a threshold earnings goal. The potential bonus award was granted under the STIP. For additional information regarding Mr. Tucker’s bonus award, see “Components of Compensation – Annual Cash Incentive Compensation.”

In addition, under the Letter Agreement, Mr. Tucker will receive a one-time cash payment equal to $650,000 payable upon the earliest of (i) the mandatory exchange transaction (the “Mandatory Exchange Transaction”) of the Company’s common stock for shares of common stock of JBS USA, (ii) any similar event to the Mandatory Exchange Transaction whereby the Company would cease to be deemed a publicly-traded company or would merge with JBS USA and (iii) the date of termination of Mr. Tucker’s employment for any reason other than “cause” as defined below.

Severance Plan

During 2010, we maintained the Pilgrim’s Pride Corporation Severance Plan (the “Severance Plan”), pursuant to which we provided severance payments to eligible employees, including our named executive officers, if their employment was terminated “without cause” (as defined below). The Severance Plan does not cover termination due to death, disability or retirement, termination for cause or termination at the end of the leave of absence that exceeded the maximum permitted by the Company. Under the Severance Plan, in exchange for signing an enforceable waiver and release agreement, upon termination without cause, a named executive officer was entitled to receive as severance pay an amount equal to: one week per year of service with the Company, plus a minimum of 16 supplemental weeks (in addition to years of service amount), with a total maximum of 52 weeks of pay. In addition, if the Company provided less than two weeks notice of termination without cause, an executive officer would have been entitled to up to two additional weeks of severance in lieu of notice. Additional benefits available to eligible employees under the Severance Plan included career transition services as determined by the Company, including without limitation, written materials, company sponsored training and job fairs. Under the Lovette Employment Agreement, Mr. Lovette is not entitled to any severance or termination payments or benefits under the Severance Plan.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986 imposes limitations on the deductibility for federal income tax purposes of compensation over $1,000,000 paid to each of our named executive officers in a taxable year. Compensation above $1,000,000 may only be deducted if it is “performance-based compensation” within the meaning of the Code. Amounts payable under the Bonus Plan are intended to be performance-based compensation meeting these requirements and, as such, be fully deductible. However, the Company has not adopted a policy requiring all compensation to be deductible. For 2010, certain amounts paid (including the discretionary bonus) to Dr. Jackson did not qualify as performance-based compensation and were not deductible.

EXECUTIVE COMPENSATION

The table below summarizes compensation paid to or earned by our named executive officers comprising of our Chief Executive Officer and our Principal Financial Officer who were serving at December 26, 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year		Salary ($)	Bonus ($)		Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(a) ($)	Total ($)
Don Jackson	2010		1,500,000	1,100,000	(d)	-0-	-0-	63,501	2,663,501
Chief Executive Officer and President(b)	2009T	(c)	375,000	-0-		1,789,680	-0-	1,414	2,166,094
	2009		975,000	1,916,667	(e)	-0-	3,674,713	5,484	6,571,864

Gary D. Tucker	2010		278,746	110,000	(d)	-0-	-0-	4,443	393,189
Principal Financial Officer(f)

(a)	For 2010, the “All Other Compensation” column includes the following items of compensation:
i.	Our contribution to Gary D. Tucker made under our 401(k) Salary Deferral Plan was $2,007.
ii.	Section 79 income to the named individuals due to group term life insurance in the following amounts: Don Jackson, $4,889; Gary D. Tucker, $1,873.
iii.

The Company reimburses employees for a portion of their long-term disability premium cost. The named individuals’ reimbursements for a portion of their long-term disability premium cost in the following amounts: Don Jackson, $606 and Gary D. Tucker, $563.

iv.	Don Jackson received $39,977 in relocation expenses from Pittsburg, Texas to the Greeley, Colorado area and $18,029 as tax gross-up payment relating to the relocation relating to that benefit.
(b)	Don Jackson resigned as Chief Executive Officer and President effective as of January 2, 2011.
(c)

In December 2009, we changed the Company’s fiscal year end from the Saturday nearest September 30 of each year to the last Sunday in December of each year. The change was effective with the Company’s 2010 fiscal year, which began on September 27, 2009, and ended on December 26, 2010, and resulted in an approximate three-month transition period which began September 27, 2009 and ended December 27, 2009. The transition period is entitled “2009T.”

(d)	Discretionary bonus earned for 2010 performance.
(e)

As a result of Dr. Jackson’s resignation as our Chief Executive Officer and President effective as of January 2, 2011, under the Jackson Employment Agreement, Dr. Jackson was obligated to repay a portion of the $3,000,000 signing bonus he received in connection with his initial employment with the Company. On February 11, 2011, Dr. Jackson paid the Company $1,083,333 of his signing bonus according to the terms of his agreement. The 2009 bonus amount is adjusted to reflect the repayment.

(f)	Gary Tucker was appointed Principal Financial Officer upon our emergence from Chapter 11 bankruptcy proceedings effective on December 28, 2009.

2010 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(a)
	Threshold ($)	Target ($)	Maximum ($)
Don Jackson	$750,000	$1,500,000	$9,000,000
Gary D. Tucker	$150,000	$150,000	$150,000

(a)

The amounts reported in these columns reflect the threshold, target and maximum amounts available under the STIP. Threshold, target and maximum amounts were determined by the Compensation Committee in March 2010. Under the terms of the STIP, our Compensation Committee is responsible for determining whether the Company meets its performance targets for a performance period. For 2010, the Compensation Committee determined the threshold EBITDA amount for payment of bonuses under the STIP was not met.

Jackson Employment Agreement

In December 2008, Dr. Jackson was appointed as our Chief Executive Officer and President. On January 27, 2009, the Bankruptcy Court approved, and we entered into the Jackson Employment Agreement with Dr. Jackson.

Base Salary and Incentive Compensation

Under the Jackson Employment Agreement, Dr. Jackson received an annual base salary of not less than $1,500,000. Dr. Jackson is also eligible to participate in all incentive plans, practices, policies and programs applicable generally to other executive personnel of the Company, including, but not limited to, the STIP and the LTIP.

Perquisites and Other Personal Benefits

Under the Jackson Employment Agreement, Dr. Jackson was entitled to participate in the Company’s savings and retirement plans, practices and programs generally applicable to other executive personnel of the Company. Dr. Jackson was also eligible to participate in all group benefits plans and programs the Company had established for its executive employees.

Dr. Jackson’s Separation from Pilgrim’s Pride

On December 16, 2010, Dr. Jackson informed the Board of his decision to resign as Chief Executive Officer and President effective as of January 2, 2011. Dr. Jackson resigned to assume the position of Chief Executive Officer and President of JBS USA. Dr. Jackson will continue as a member of the Board as a JBS Director. Under the Jackson Employment Agreement, Dr. Jackson was not entitled to any severance payment in connection with his resignation and was obligated to repay a portion of the $3,000,000 signing bonus he received in connection with his initial employment with the Company. On February 11, 2011, Dr. Jackson paid the Company $1,083,333 of his signing bonus according to the terms of his agreement.

Tucker Letter Agreement

Gary Tucker was appointed as the Company’s Principal Financial Officer upon the Company’s emergence from the Chapter 11 bankruptcy proceedings on December 28, 2009. Mr. Tucker also serves as the Company’s Senior Vice President, Corporate Controller. On June 1, 2010, Mr. Tucker entered into the Letter Agreement with us pursuant to which Mr. Tucker received a specific compensation package in exchange for his commitment to forfeit the change in control agreement between the Company and Mr. Tucker dated October 10, 2008, and relocate his principal place of business to the Greeley, Colorado area. Under the agreement, Mr. Tucker’s annual base salary was increased from $250,215 to $300,000, effective June 1, 2010. The Letter Agreement provides that Mr. Tucker will be eligible to receive a target bonus equal to 50% of his annual base salary, contingent upon Mr. Tucker’s continued employment through the 2010 calendar year, as well as the Company making a threshold earnings goal. The potential bonus award was granted under the STIP. For additional information regarding Mr. Tucker’s bonus award, see “Components of Compensation – Annual Cash Incentive Compensation.”

In addition, under the Letter Agreement, Mr. Tucker will receive a one-time cash payment equal to $650,000 payable upon the earliest of (i) the mandatory exchange transaction (the “Mandatory Exchange Transaction”) of the Company’s common stock for shares of common stock of JBS USA, (ii) any similar event to the Mandatory Exchange Transaction whereby the Company would cease to be deemed a publicly-traded company or would merge with JBS USA and (iii) the date of termination of Mr. Tucker’s employment for any reason other than “cause” as defined below.

Under the Letter Agreement, “cause” means any one of the following specific material acts or failure to act by an executive: (i) executive’s conviction in a court of law of, or entry of a guilty plea or plea of no contest, to a felony charge (regardless of whether subject to appeal); (ii) the willful and continued failure of executive to perform substantially executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness or following executive’s delivery of a notice of termination for good reason); (iii) any willful act that constitutes, on the part of executive, fraud, dishonesty in any material respect, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty; (iv) willful disregard or continued breach in any material respect of published Company policies and procedures, codes of ethics or business conduct or any material duty or obligation under the agreement; provided, however, that in the case of (ii) and (iv) above, such conduct or omission shall not constitute “cause” unless the Board, the Chief Executive Officer or the Company shall have delivered to executive notice identifying with specificity (a) the conduct or omission the Board, Chief Executive Officer or the Company believes constitutes “cause,” (b) reasonable action that would remedy such objection, and (c) a reasonable time (not less than 30 days) within which executive may take such remedial action, and executive shall not have taken such specified remedial action within the specified time.

Short Term Incentive Plan

In September 2009, our Board approved, subject to confirmation of the Plan of Reorganization by the Bankruptcy Court and the approval of our stockholders, the STIP, a new annual incentive program for use following the Company’s exit from bankruptcy, providing for the grant of bonus awards payable upon achievement of specified performance goals. The Bankruptcy Court and the stockholders approved the STIP in connection with the confirmation of the Plan of Reorganization in December 2009. The STIP permits the grant of 162(m) awards and bonus awards that are not intended to so qualify. Full-time salaried, exempt employees of the Company and its affiliates who are selected by the administering committee, in its sole discretion, will be eligible to participate in the STIP. The awards under the STIP may be paid, at the option of the Compensation Committee, in cash, or in the Company’s common stock, or in any combination of cash and common stock. The Compensation Committee currently administers the STIP and establishes performance periods under the STIP, which may be of varying and overlapping durations. For each performance period, the Compensation Committee may establish one or more objectively determinable performance goals, based upon one or more of a variety of performance criteria specified in the STIP. In addition, for bonus awards not intended to qualify as qualified performance-based compensation, the Compensation Committee may establish performance goals based on other performance criteria as it deems appropriate in its sole discretion.

For each award under the STIP, the Committee, in its discretion, may make objectively determinable adjustments to one or more of the performance goals. Such adjustments may include or exclude one or more of the following: items that are extraordinary or unusual in nature or infrequent in occurrence, including one-time or non-recurring items; items related to a change in accounting principles under GAAP; items related to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions, including transaction-related charges and amortization; items attributable to the business operations of any entity acquired by the Company during the performance period; items related to the disposal of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under GAAP; taxes; stock-based compensation; non-cash items; and any other items of significant income or expense which are determined to be appropriate adjustments.

Under the terms of the STIP, the maximum aggregate amount of all awards intended to constitute qualified performance-based compensation granted to a participant with regard to any fiscal year will not exceed $10,000,000.

401(k) Salary Deferral Plan and Employee Stock Investment Plan

Our executive officers receive no special employee benefits. During 2010, our executive officers were able to participate on the same basis as other employees in the provisions of the Company’s 401(k) salary deferral plan. Contributions to the Company’s 401(k) salary deferral plan are made up of a 30% matching contribution on the first 6% of pay and an additional matching contribution on up to 6% of an executive’s compensation, subject to an overall contribution limit for all employees’ 401(k) and other profit sharing plans of 5% of domestic income before taxes. In November 2008, the Company notified its employees that any matching contributions to the Company’s 401(k) salary deferral plan that he or she had previously elected to be invested in Company’s common stock would be automatically invested in the plan’s default investment option unless the employee elected a different investment. All full-time employees in the U.S. are eligible to participate in the 401(k) salary deferral plan. We do not have any other pension plan for our executive officers.

The Company has also historically maintained an Employee Stock Investment Plan pursuant to which we contributed an amount equal to 33 1/3% of an officer’s payroll deduction for purchases of our common stock under the plan. In November 2008, matching contributions that employees had previously elected to be invested in Company common stock were permanently suspended. In December 2009, we terminated the Employee Stock Investment Plan.

Contributions to named executive officers made in 2010 under our 401(k) salary deferral plan are reported in the Summary Compensation Table above.

2010 POTENTIAL PAYMENTS UPON TERMINATION

The information below describes certain compensation that would be paid to Gary Tucker, our Principal Financial Officer in the event of a termination of his employment with the Company. The amounts shown in the table below assume that such a termination of employment occurred on December 26, 2010. Our other named executive officer, Dr. Jackson resigned as Chief Executive Officer and President of the Company effective as of January 2, 2011. Dr. Jackson resigned to assume the position of Chief Executive Officer and President of JBS USA. Under the Jackson Employment Agreement, Dr. Jackson was not entitled to any severance payment in connection with his resignation and was obligated to repay a portion of the $3,000,000 signing bonus he received in connection with his initial employment with the Company. On February 11, 2011, Dr. Jackson paid the Company $1,083,333 of his signing bonus according to the terms of his agreement. In addition, in connection with Dr. Jackson’s separation from the Company, we terminated his change in control agreement that was entered into in September 2009.

Executive Officer / Element of Compensation	Termination for Cause ($)	Termination due to Death or Disability ($)	Termination Other than for Cause, Death or Disability ($)
Gary Tucker
Severance Payment(a)	-0-	782,692	782,692
Accrued vacation amount	12,692	12,692	12,692
Total for Mr. Tucker	12,692	795,384	795,384

(a)

Under the Letter Agreement, Mr. Tucker will receive a one-time cash payment equal to $650,000 payable upon the earliest of (i) the Mandatory Exchange Transaction (ii) any similar event to the Mandatory Exchange Transaction whereby the Company would cease to be deemed a publicly-traded company or would merge with JBS USA and (iii) the date of termination of Mr. Tucker’s employment for any reason other than “cause,” as described above. Mr. Tucker’s change in control agreement was terminated in connection with the Company and Mr. Tucker entering into the Letter Agreement. Additionally, Mr. Tucker would receive $132,692 in severance pay under the Severance Plan.

Severance Plan

During 2010, we maintained the Pilgrim’s Pride Corporation Severance Plan (the “Severance Plan”), pursuant to which we provided severance payments to eligible employees, including our named executive officers, if their employment was terminated “without cause.” For the purposes of the Severance Plan, termination “for cause” means termination of employment because of (i) negligence or misconduct by the individual in the performance of his/her duties for the Company, (ii) non-performance by the individual of his/her duties for the Company, (iii) the individual’s conviction for or admission of a felony offense, or the individual’s indictment for a criminal offense involving or relating to the business of the Company, (iv) excessive tardiness or absenteeism pursuant to Company policies, (v) act of fraud, dishonesty, or embezzlement by the individual with respect to the Company, or (vi) misconduct by the individual, which, in the judgment of the Company, brings the reputation of the Company into disrepute or causes the individual to be unable to perform his/her duties.

The Severance Plan does not cover termination due to death, disability or retirement, termination for cause or termination at the end of the leave of absence that exceeded the maximum permitted by the Company. Under the Severance Plan, in exchange for signing an enforceable waiver and release agreement, upon termination without cause, a named executive officer was entitled to receive as severance pay an amount equal to: one week per year of service with the Company, plus a minimum of 16 supplemental weeks (in addition to years of service amount), with a total maximum of 52 weeks of pay. In addition, if the Company provided less than two weeks notice of termination without cause, an executive officer would have been entitled up to two additional weeks of severance in lieu of notice. Additional benefits available to eligible employees under the Severance Plan included career transition services as determined by the Company, including without limitation, written materials, company sponsored training and job fairs. Under the Lovette Employment Agreement, Mr. Lovette is not entitled to any severance or termination payments or benefits under the Severance Plan.

2010 DIRECTOR COMPENSATION TABLE

Director	Year	Fees Earned or Paid in Cash	Non-equity Incentive Plan Compensation	All Other Compensation	Total
Wesley Mendonça Batista	2010	$-0-	$-0-	$-0-	$-0-
Joesley Mendonça Batista	2010	-0-	-0-	-0-	-0-
Jose Batista Junior	2010	-0-	-0-	-0-	-0-
Marcus Vinicius Pratini de Moraes	2010	140,000	-0-	-0-	140,000
Wallim Cruz Vasconcellos Junior	2010	187,000	-0-	-0-	187,000
Lonnie “Bo” Pilgrim	2010	140,000	-0-	-0-	140,000
Michael L. Cooper	2010	192,000	-0-	-0-	192,000
Charles Macaluso	2010	171,000	-0-	-0-	171,000

On December 28, 2009, upon the Company’s emergence from Chapter 11 bankruptcy proceedings, the Board approved a new compensation program for Directors (the “Program”). Under the Program, directors who are employed by the Company following its emergence from bankruptcy or any of its subsidiaries will not receive any additional compensation for their services as directors. The Program provides that each non-employee Director will receive an annual retainer of $140,000, paid quarterly in arrears, composed of $70,000 in cash with the remainder consisting of either cash or a combination of cash and equity awards to be determined by the Board. During 2010, the entire retainer was paid in cash. In addition, non-employee directors will each receive $1,500 per Board meeting they attend in person, plus expenses. The Chairmen of the Audit Committee and Compensation Committee will each receive $15,000 supplemental annual compensation, and other members of those committees will each receive an additional $10,000 per year. The Chairmen of other Board committees will each receive $10,000 supplemental annual compensation, with other members of such committees each receiving an additional $5,000 per year. Committee Chairmen and other committee members will each also receive $1,500 and $1,000, respectively, per committee meeting they attend in person, plus expenses.

Compensation Risks

The Company has reviewed and assessed our compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company. The Company’s management reviews compensation policies for the presence of certain elements that could encourage employees to take unnecessary or excessive risks; the ratios and level of incentive to fixed compensation, annual to long-term compensation and cash to equity compensation; and the comparison of compensation expense to earnings of the Company. Management’s assessment of the Company’s compensation policies is reviewed by the Compensation Committee as part of its risk oversight function.

The Company believes that its compensation programs for employees and executive officers are appropriately tailored to encourage employees to grow our business, but not to encourage them to do so in a way that poses unnecessary or excessive material risk. In particular, in 2010, the Company’s compensation programs were designed to provide the following:

•	elements that reward short-term and, for the Chief Executive Officer, long-term performance;

•	for our executive officers, incentive compensation that rewards performance based on Company performance; and

•	compensation with fixed and variable components.

As a result, the Company believes that executive officers and key employees receive a balance between competitive remuneration to encourage retention and compensation designed to provide opportunities to earn more by successfully executing our business strategy. The Company believes the design of these programs encourages our executive officers and key employees to perform at high levels and maximize Company performance without focusing exclusively on compensation performance metrics to the detriment of other important business metrics.

The Company also believes that its compensation program for the Chief Executive Officer does not encourage excessive risk taking because the above compensation elements coupled with his equity ownership in the Company provide a proper mix between long and short-term incentives. A significant portion of Mr. Lovette’s total compensation is performance-based and tied to the profitability of the Company. Specifically, under the Lovette Employment Agreement, Mr. Lovette is eligible to receive an annual cash bonus payable in accordance with the STIP, based on the Company’s EBITDA. Additionally, Mr. Lovette currently owns a level of equity that the Company believes provides sufficient long-term incentives. The Company believes that Mr. Lovette’s beneficial ownership encourages long-term focus on sustainable performance, which aligns his interests with those of our stockholders.

Overall, the Company concluded that there were no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

Related Party Transactions Policy

During 2010, in accordance with its Charter, our Audit Committee was responsible for reviewing and approving the terms and conditions of all proposed transactions between us and any of our officers or Directors, or relatives or affiliates of any such officers or Directors. Furthermore, we adopted a restated certificate of incorporation upon our emergence from Chapter 11 bankruptcy proceedings on December 28, 2009, which provides that all transactions required to be disclosed under Item 404 of Regulation S-K under the Exchange Act (“related-party transactions”) must first be reviewed, evaluated and approved by the Audit Committee or other committee comprised solely of independent directors, such approval to be evidenced by a resolution stating that such committee has, in good faith, unanimously determined that such transaction complies with the provisions our certificate of incorporation governing related-party transactions. Any Audit Committee or other independent body member who was or is not independent with respect to a related party transaction under review has been required by our Audit Committee Charter to disclose his or her lack of independence to the remaining committee members and abstain from the review and approval of that transaction.

See “Certain Transactions” for the description of the related party transactions in effect since the beginning of 2010.

Certain Transactions

During 2010, we have been a party to certain transactions with our current and former Directors and executive officers. These transactions, along with all other transactions between us and affiliated persons, received the approval of the prior Audit Committee and our current Audit Committee, as applicable. Company management analyzed the terms of all contracts entered into with related parties and believed that they were substantially similar to, and contained terms not less favorable to us than, those obtainable from unaffiliated parties.

Compensation Committee Interlocks and Insider Participation

During 2010, the members of the Compensation Committee were Wesley Mendonça Batista, Michael L. Cooper and Wallim Cruz de Vasconcellos Junior. No member of the Committee was, during the 2010, an officer, former officer or employee of the Company or any of our subsidiaries. We did not have any compensation committee interlocks in 2010.

See “Certain Transactions” for the description of the related party transactions in effect since the beginning of 2010.

On January 19, 2010, we entered into an agreement with JBS USA in order to allocate costs associated with JBS USA’s procurement of SAP licenses and maintenance services for its combined companies. Under this agreement, the fees associated with procuring SAP licenses and maintenance services are allocated between the Company and JBS USA in proportion to the percentage of licenses used by each company. The agreement expires on the date of expiration, or earlier termination, of each underlying SAP license agreement. During 2010, we paid JBS USA $6,588,000 for such services.

On May 5, 2010, we also entered into an agreement with JBS USA in order to allocate the costs of supporting the business operations by one consolidated corporate team, which have historically been supported by their respective corporate teams. Expenditures paid by JBS USA on behalf of the Company will be reimbursed by the Company, and expenditures paid by the Company on behalf of JBS USA will be reimbursed by JBS USA. This agreement expires on May 5, 2015. During 2010, JBS USA incurred approximately $20,229,680 in expenditures paid on our behalf. During 2010, we incurred approximately $481,917 in expenditures paid on behalf of JBS USA.

We routinely enter transactions to purchase products from JBS USA and to sell our products to them. During 2010, such purchases from JBS USA totaled $93,897,817 and sales to them totaled $5,422,253.

In connection with the bankruptcy court order approving and confirming our joint plan of reorganization, the Company and Lonnie “Bo” Pilgrim entered into the Consulting Agreement, which became effective on December 28, 2009, the effective date of the Plan of Reorganization. The terms of the Consulting Agreement include, among other things, the following:

•	Mr. Pilgrim will provide services to the Company that are comparable in the aggregate with the services provided by him to the Company prior to the effective date;

•	Mr. Pilgrim will be appointed to the Board of Directors of the Company and during the term of the Consulting Agreement will be nominated for subsequent terms on the Board;

•	Mr. Pilgrim will be compensated for services rendered to the Company at a rate of $1.5 million a year for a term of 5 years;

•	Mr. Pilgrim will be subject to customary non-solicitation and non-competition provision; and

•

Mr. Pilgrim and his spouse will be provided with medical benefits (or will be compensated for medical coverage) that are comparable in the aggregate to the medical benefits afforded to employees of the Company.

We have entered into chicken grower contracts involving farms owned by certain of our officers, providing the placement of Pilgrim’s Pride-owned flocks on their farms during the grow-out phase of production. These contracts are on terms substantially the same as contracts we enter into with unaffiliated parties and can be terminated by either party upon completion of the grow-out of each flock. The aggregate amount paid by us to Lonnie “Bo” Pilgrim under these grower contracts was $1,249,093 during 2010. Subsequent to 2010 and through February 27, 2011, the amount paid under the grower contracts was $250,584.

During 2010, we processed the payroll for certain employees of Lonnie “Bo” Pilgrim and Pilgrim Poultry G.P. (“PPGP”) as well as performed certain administrative bookkeeping services for Mr. Pilgrim’s personal businesses. Lonnie “Bo” Pilgrim is the sole proprietor of PPGP. PPGP paid the Company $60,057 during 2010 for general supplies and the services described above. Subsequent to 2010 and through February 27, 2011, no payments have been made by PPGP.

PPGP also rented facilities to us for the production of eggs. On December 29, 2000, we entered into an agreement with PPGP to rent its egg production facilities for a monthly amount of $62,500. We paid rental on the facilities of $125,000 during 2010 to PPGP. On February 23, 2010, the Company purchased the commercial egg property from PPGP for $12,000,000.

During 2010, the Company maintained depository accounts with a financial institution of which Lonnie “Bo” Pilgrim is a major stockholder. Fees paid to this bank in 2010 were insignificant. At December 26, 2010, we had bank balances at this financial institution of approximately $4.2 million.

On June 9, 2010, the Company sold two airplane hangars and undeveloped land to Lonnie “Bo” Pilgrim for $1.45 million.

From time to time, the Company has purchased grain from Pat Pilgrim, a son of Lonnie “Bo” Pilgrim, in transactions pre-approved by the Audit Committee. We paid him $351,998 for such purchases in 2010. Subsequent to 2010 and through February 27, 2011, we have not purchased grain from Pat Pilgrim. Pat Pilgrim also provided hauling services to us in 2010, for which he was paid $9,600. Subsequent to 2010 and through February 27, 2011, Pat Pilgrim has not provided hauling services to the Company. In March 2011, he paid the Company $24,521 for land he leased from us. On November 30, 2005, the Audit Committee pre-approved our entering into three contracts with Pat Pilgrim, a general services agreement, a transportation agreement and a lease. On January 28, 2008, the Audit Committee approved a new ground lease agreement with Pat Pilgrim and in February 2008, we entered into the new ground lease agreement pursuant to which Pat Pilgrim rents land from the Company. The lease agreement, which was for a one year initial term, renews for an additional year at the end of each term, but the agreement can be terminated by either party without cause.

In 2009, Mr. Lonnie Ken Pilgrim, our former Senior Vice President, Transportation and a son of Lonnie “Bo” Pilgrim, our Founder Director, received a tax gross up payment of $758,770. To the extent Mr. Lonnie Ken Pilgrim receives a tax refund from the Internal Revenue Service, he is obligated to repay the amount of the refund to the Company.

Independent Registered Public Accounting Firm Fee Information

Audit Fees

Fees for audit services totaled $1,496,000 in 2010, $2,084,739 in 2009 and $170,000 during the transition period from September 27, 2009 through December 27, 2009 (the “Transition Period”), including fees associated with the annual audit, the audit of internal controls over financial reporting (i.e., the Sarbanes-Oxley 404 Audit), the reviews of our quarterly reports on Form 10-Q, statutory audits required in Mexico and assistance with registration statements and accounting consultations.

Audit-Related Fees

We incurred no fees for audit-related services during 2010, 2009 or the Transition Period. Audit-related services principally include transaction assistance, Sarbanes-Oxley 404 assistance and employee benefit plan audits.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled $0 in 2010, $383,894 in 2009 and $8,184 during the Transition Period.

All Other Fees

We incurred no fees for other services not included above during 2010, 2009 or the Transition Period.

The Audit Committee has pre-approved all audit and non-audit fees of the independent registered public accounting firm during 2010, 2009 and the Transition Period.

Pre-Approval Policies and Procedures

In accordance with its Charter, our Audit Committee has established policies and procedures by which it approves in advance any audit and permissible non-audit services to be provided by our independent registered public accounting firm. Under these procedures, prior to the engagement of the independent registered public accounting firm for pre-approved services, requests or applications for the auditors to provide services must be submitted to our Principal Financial Officer or his designee, and the Audit Committee and must include a detailed description of the services to be rendered. The Principal Financial Officer or his designee and the independent registered public accounting firm must ensure that the independent registered public accounting firm is not engaged to perform the proposed services unless those services are within the list of services that have received the Audit Committee’s pre-approval and must cause the Audit Committee to be informed in a timely manner of all services rendered by the independent registered public accounting firm and the related fees.

Requests or applications for the independent registered public accounting firm to provide services that require additions or revisions to the 2010 pre-approval will be submitted to the Audit Committee (or any Audit Committee members who have been delegated pre-approval authority) by the Principal Financial Officer or his designee. Each request or application must include:

•	a recommendation by the Principal Financial Officer (or designee) as to whether the Audit Committee should approve the request or application; and

•

a joint statement of the Principal Financial Officer (or designee) and the independent registered public accounting firm as to whether, in their view, the request or application is consistent with the SEC’s regulations and the requirements for auditor independence of the Public Company Accounting Oversight Board.

The Audit Committee also will not permit the engagement to provide any services to the extent that the SEC has prohibited the provision of those services by independent registered public accounting firms.

The Audit Committee delegated authority to the Chairman of the Audit Committee to:

•	pre-approve any services proposed to be provided by the independent registered public accounting firm and not already pre-approved or prohibited by this policy;

•

increase any authorized fee limit for pre-approved services (but not by more than 30% of the initial amount that was pre-approved) before we or our subsidiaries engage the auditors to perform services for any amount in excess of the fee limit; and

•	investigate further the scope, necessity or advisability of any services as to which pre-approval is sought.

The Chairman of the Audit Committee is required to report any pre-approval or fee increase decisions to the Audit Committee at the next committee meeting. The Audit Committee did not delegate to management any of the Audit Committee’s authority or responsibilities concerning the services of the independent registered public accounting firm.

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and the independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages the Company’s relationship with its independent registered public accounting firm (who reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.

The Company’s management has primary responsibility for preparing our financial statements and for our financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61 (as amended or superseded).

3.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

4.

Based on the review and discussions set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 26, 2010, that was filed with the SEC and that accompanies this proxy statement.

The undersigned members of the Audit Committee have submitted this report to the Board of Directors.

Audit Committee

Michael L. Cooper

Charles Macaluso

Wallim Cruz De Vasconcellos Junior

PROPOSAL 5. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors recommends the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011. This independent registered public accounting firm has been our auditor pursuant to annual appointment since 1969, except for 1982 and 1983. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they wish to do so.

Our Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011. Proxies will be so voted unless stockholders specify otherwise.

Financial Statements Available

Our annual report on Form 10-K for the fiscal year ended December 26, 2010, is being mailed concurrently with this proxy statement. The annual report does not form any part of the material for the solicitation of proxies. Upon written request of a stockholder, the Company will furnish, without charge, a copy of our annual report. If you would like a copy of the annual report, please contact Pilgrim’s Pride Corporation, at: 1770 Promontory Circle, Greeley, Colorado 80634 Attn: Investor Relations. In addition, financial reports and recent filings with the SEC, are available on the Internet at www.sec.gov. Company information is also available on the Internet at http://www.pilgrims.com. Information contained on the website is not part of this proxy statement.

SECURITY OWNERSHIP

The following table sets forth, as of March 21, 2011 certain information with respect to the beneficial ownership of our common stock by (i) each person known by us to own more than 5% of the outstanding shares of our common stock (the only class of voting securities outstanding); (ii) each of our Directors, including employee Directors; (iii) our named executive officers; and (iv) all of our current Directors and executive officers as a group. Shares are beneficially owned when the person holding the shares has voting or investment power over the shares or the right to acquire voting or investment power within 60 days. Voting power is the power to vote the shares. Investment power is the power to direct the sale or other disposition of the shares.

Name and Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Outstanding Common Stock	Percent of Voting Power
JBS USA Holdings, Inc.(a)	144,140,425	67.20%	67.20%
1770 Promontory Circle, Greeley, Colorado 80634
Wesley Mendonça Batista(a)	144,140,425	67.20%	67.20%
1770 Promontory Circle, Greeley, Colorado 80634
Joesley Mendonça Batista(a)	144,140,425	67.20%	67.20%
1770 Promontory Circle, Greeley, Colorado 80634
Pilgrim Interests, Ltd.	13,412,077	6.25%	6.25%
110 South Texas St., Pittsburg, TX 75686
Lonnie “Bo” Pilgrim(b)	16,570,105	7.73%	7.73%
110 South Texas St., Pittsburg, TX 75686
Lonnie Ken Pilgrim(b)(c)	14,137,465	6.59%	6.59%
110 South Texas St., Pittsburg, TX 75686

Don Jackson(d)	2,780,319	1.30%	1.30%
William W. Lovette	200,000	*	*
Michael L. Cooper	37,100	*	*
Charles Macaluso	—	*	*
Marcus Vinicius Pratini de Moraes	—	*	*
Wallim Cruz De Vasconcellos Junior	—	*	*
Gary D. Tucker	8,170	*	*
All executive officers and Directors as a group(a)(b)	163,736,119	76.34%	76.34%

*	Less than 1%.
(a)

JBS USA Holdings, Inc. is a subsidiary of JBS Hungary Holdings Kft., a wholly owned, indirect subsidiary of JBS S.A. JBS S.A. is ultimately controlled by the Batista family, which is comprised of José Batista Sobrinho, the founder of JBS S.A., Flora Mendonça Batista, and their six children, José Batista Júnior, Valéria Batista Mendonça Ramos, Vanessa Mendonça Batista, Wesley Mendonça Batista, Joesley Mendonça Batista and Vivianne Mendonça Batista. The Batista family indirectly owns 100.0% of the issued and outstanding shares of J&F Participações S.A., a Brazilian corporation which owns 44.0% of the outstanding capital of JBS S.A., and, except for Mr. José Batista Sobrinho and Mrs. Flora Mendonça Batista, directly owns 100% of the equity interests in ZMF Fundo de Investimento em Participações, a Brazilian investment fund which owns 6.1% of the outstanding capital of JBS S.A. Wesley Mendonça Batista and Joesley Mendonça Batista are members of our Board of Directors. Through J&F Participações S.A. and ZMF Fundo de Investimento em Participações, Wesley Mendonça Batista and Joesley Mendonça Batista are members of the Batista family and each beneficially own all shares of our common stock through their controlling interest in JBS S.A. As a result of the ownership structure and other relationships described above, each of JBS USA Holdings, Inc., Wesley Mendonça Batista and Joesley Mendonça Batista is the beneficial owner, with shared voting and dispositive power of the 144,140,425 shares of common stock.

(b)

Includes 13,412,077 shares of common stock held of record by Pilgrim Interests, Ltd., a limited partnership formed by Lonnie “Bo” Pilgrim’s family, 68,013 shares of common stock held of record by PFCP, Ltd., another limited partnership formed by Lonnie “Bo” Pilgrim’s family, 90,580 shares of common stock held of record by Pilgrim Family Trust I, an irrevocable trust for the benefit of Lonnie “Bo” Pilgrim’s surviving spouse and children, of which Lonnie Ken Pilgrim, the son of Lonnie “Bo” Pilgrim, and Patricia R. Pilgrim, Lonnie “Bo” Pilgrim’s wife, are co-trustees, and 90,579 shares of common stock held of record by Pilgrim Family Trust II, an irrevocable trust for the benefit of Lonnie “Bo” Pilgrim and his children, of which Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim are co-trustees. Pilgrim Interests, Ltd. is a limited partnership formed by Mr. Pilgrim’s family of which the managing general partner is the Lonnie A. Pilgrim 1998 Revocable Trust and the other general partner is Lonnie Ken Pilgrim and the limited partners are Lonnie “Bo” Pilgrim, The Lonnie A. “Bo” Pilgrim Endowment Fund, The Lonnie Ken Pilgrim Issue Trust, The Greta Pilgrim Owens Issue Trust and The Pat Pilgrim Issue Trust. PFCP, Ltd. is a limited partnership formed by Mr. Pilgrim’s family of which the managing general partner is the Lonnie A. Pilgrim 1998 Revocable Trust and the other general partner is Lonnie Ken Pilgrim, the class A limited partners are Lonnie “Bo” Pilgrim and Patricia R. Pilgrim and the class B limited partners are Lonnie “Bo” Pilgrim, Patricia R. Pilgrim and Lonnie Ken Pilgrim. The agreement establishing the Lonnie A. Pilgrim 1998 Revocable Trust provides that Lonnie “Bo” Pilgrim is the sole trustee during his life and, after his death, the trustee shall be a board of trustees currently comprised of Patricia R. Pilgrim, Lonnie Ken Pilgrim, S. Key Coker, Charles Black and Donald Wass. The agreement establishing the Lonnie A. Pilgrim 1998 Revocable Trust provides that Lonnie “Bo” Pilgrim as the sole trustee shall have sole voting and dispositive power over the shares of common stock and, after his death, most voting matters require a majority vote of the board of trustees except the direct or indirect sale of the shares of common stock requires a unanimous vote of the board of trustees. Additionally, Pilgrim Interests, Ltd. and PFCP, Ltd. have entered into a Voting Agreement, which may be terminated at any time by the unanimous action of Lonnie “Bo” Pilgrim, acting in his individual capacity and as trustee of the Lonnie A. Pilgrim 1998 Revocable Trust (acting as managing general partner of Pilgrim Interests, Ltd. and PFCP, Ltd.), Patricia R. Pilgrim and Lonnie Ken Pilgrim which provides that Lonnie Ken Pilgrim, Greta Pilgrim Owens, the daughter of Lonnie “Bo” Pilgrim, S. Key Coker, Charles L. Black and Donald L. Wass (the “Voting Representatives”) shall have the sole power to vote the shares of common stock owned by Pilgrim Interests, Ltd. and PFCP, Ltd. All voting decisions require a majority of the Voting Representatives except that (i) the sale of substantially all of the assets of the Company, (ii) the sale or liquidation of the Company, or (iii) the merger of the Company requires a unanimous vote of the Voting Representatives. All other decisions regarding common stock held by Pilgrim Interests, Ltd. and PFCP, Ltd. will be made by the Lonnie A. Pilgrim 1998 Revocable Trust. Includes 1,790 shares and 1,478 shares held in trust by our 401(k) Salary Deferral Plan for Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim, respectively, and 2,650 shares held by UGMA for Lonnie “Bo” Pilgrim. Each of Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim disclaims beneficial ownership of our common stock held, except to the extent of their actual pecuniary interest therein.

(c)

Includes 16,497 shares of common stock held by his wife. Also includes 63,070 shares of common stock held in two irrevocable trusts dated December 15, 1994 and October 31, 1989, of which Lonnie Ken Pilgrim is a co-trustee for the benefit of his children. Lonnie Ken Pilgrim disclaims any beneficial interest in the foregoing shares.

(d)	The shares of common stock held beneficially by Don Jackson are pledged to secure certain loans.

Equity Compensation Plan Information

The following table provides certain information about our common stock that may be issued under the LTIP, as of December 31, 2010. For additional information concerning terms of the LTIP, see “Compensation Discussion and Analysis – Components of Compensation – Long Term Incentive Plan.”

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted- Average Exercise Price of Outstanding Option, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (3)
Equity compensation plans approved by securities holders	—	—	6,688,068
Equity compensation plans not approved by securities holders	—	—	—
Total	—	—	6,688,068

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and Directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, Directors and greater than ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms, we believe that all other filing requirements applicable to our officers, Directors and greater than ten-percent stockholders for 2010 were complied with, except that JBS USA Holdings, Inc.; VVMB Participações LTDA.; ZMF Participações LTDA.; WWMB Participações LTDA.; ZMF Fundo de Investomento em Participações; J&F Participações S.A.; JBS S.A.; JBS Global A/S; JBS Hungary Holdings KFT; José Batista Sobrinho; Joesley Mendonça Batista; Wesley Mendonça Batista; and José Batista, Jr. filed their Form 3 late in January 2010.

HOUSEHOLDING OF STOCKHOLDER MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or annual report to stockholders may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder who requests by writing to our Investor Relations Department at the following address: 1770 Promontory Circle, Greeley, Colorado 80634 or by telephoning (903) 434-1495. Any stockholder who currently is receiving multiple copies and would like to receive only one copy for his or her household should contact his or her bank, broker or other nominee record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 29, 2011

This proxy statement and the Company’s 2010 Annual Report are also available electronically on our hosted website. You may view these directly at: www.envisionreports.com/PPC.

To access and review the materials made available electronically:

1.	Go to www.envisionreports.com/PPC.

2.	Enter the 12-digit control number located on the proxy card.

3.	Click “View 2011 Stockholder Material.”

We encourage you to review all of the important information contained in the proxy materials before voting.

OTHER BUSINESS

The Board of Directors is not aware of, and it is not anticipated that there will be presented to the Annual Meeting, any business other than the election of the Directors, to conduct a stockholder advisory vote on executive compensation, to conduct a stockholder advisory vote on the frequency of advisory voting to approve executive compensation and the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm described above. If other matters properly come before the Annual Meeting, the persons named on the accompanying proxy card will vote the returned proxies as the Board of Directors recommends.

By order of the Board of Directors,

/s/ William W. Lovette

WILLIAM W. LOVETTE
Greeley, Colorado	President and
March 25, 2011	Chief Executive Officer

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 29, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/PPC • Follow the steps outlined on the secured website.

Vote by telephone

•Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposals 1 and 2, FOR Proposals
3 and 5 and, with respect to Item 4, for 1 Yr.

1.	Election of JBS Directors:	01 - Wesley Mendonça Batista		02 - Joesley Mendonça Batista	03 - Don Jackson
		04 - William W. Lovette		05 - Marcus Vinicius Pratini de Moraes	06 - Wallim Cruz De Vasconcellos Junior

	☐ Mark here to vote FOR all nominees		☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.
	☐ Mark here to WITHHOLD vote from all nominees				01 02 03 04 05 06 ☐ ☐ ☐ ☐ ☐ ☐

2.	Election of Equity Directors and the Founder Director:	01 - Lonnie “Bo” Pilgrim 02 - Michael L. Cooper 03 - Charles Macaluso

	☐ Mark here to vote FOR all nominees		☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.
	☐ Mark here to WITHHOLD vote from all nominees				01 02 03 ☐ ☐ ☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain
3.	Advisory vote on executive compensation.	☐	☐	☐	4.	Advisory vote on the frequency of holding future advisory votes on executive compensation.	☐	☐	☐	☐
		For	Against	Abstain
5.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the fiscal year ending December 25, 2011.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Pilgrim’s Pride Corporation

1770 Promontory Circle

Greeley, CO 80634

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Wesley Mendonça Batista and Gary Tucker, as proxies, each with the power to appoint his substitute, and hereby authorizes them and each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Pilgrim’s Pride Corporation held of record by the undersigned on March 21, 2011, at the annual meeting of stockholders to be held on Friday, April 29, 2011, or any adjournment thereof.

UNLESS OTHERWISE SPECIFIED ON THIS PROXY, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSALS 1 AND 2 AND “FOR” PROPOSALS 3 AND 5 AND, WITH RESPECT TO PROPOSAL 4, FOR “1 YR.” DISCRETION WILL BE USED WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE EXECUTE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

(Continued and to be signed on reverse side.)

C	Non-Voting Items

Change of Address — Please print new address below.